Exhibit 10.7

LEASE

BETWEEN

WE 10 SOUTHGATE LLC

(“LANDLORD”)

AND

BINAX, INC. (“TENANT”)

dated as of August 26, 2004

TABLE OF CONTENTS

1.	Identifications.
2.	Lease; The Premises.
3.	Landlord’s Work.
4.	Term.
5.	Use of the Premises; Licenses and Permits.
6.	Basic Rent; Additional Rent.
7.	Taxes.
8.	Insurance; Waivers of Subrogation.
9.	Utilities.
10.	Repairs.
11.	Compliance with Laws and Regulations.
12.	Alterations by Tenant.
13.	Landlord’s Access.
14.	Indemnities and Liability.
15.	Casualty Damage.
16.	Condemnation.
17.	Landlord’s Covenant of Quiet Enjoyment.
18.	Tenant’s Obligation to Quit.
19.	Transfers of Tenant’s Interest.
20.	Transfers of Landlord’s Interest.
21.	Mortgagees’ Rights.
22.	Tenant’s Default; Landlord’s Remedies.
23.	Remedies Cumulative; Waivers.
24.	Brokers.
25.	Notices.
26.	Estoppel Certificates.
27.	Parking.
28.	Bind and Inure; Limited Liability of Landlord.
29.	Environmental Compliance.
30.	Redemption, Counterclaim and Jury Trial.
31.	Recording.
32.	Force Majeure.
33.	Captions.
34.	Integration.
35.	Severability; Choice of Law.
36.	Renewal.
37.	Landlord’s Base Building Work.
38.	Intentionally Omitted.
39.	Tenant’s Right of First Refusal.
40.	Purchase Option.
41.	Building Expansion.

LEASE

1.                                       Identifications.

This LEASE made as of August 26, 2004 by and between WE 10 SOUTHGATE LLC., a Delaware limited liability company (the “Landlord”), having an address at c/o Winstanley Enterprises LLC, 150 Baker Avenue Extension, Suite 303, Concord, Massachusetts 01742 and BINAX, INC., a Delaware corporation (the “Tenant”), having an address at 217 Read Street, Portland, Maine 04103.

2.                                       Lease; The Premises.

(a)                                  From and after the Term Commencement Date (as defined below), in consideration of the Basic Rent, Additional Rent, and other payments and covenants of the Tenant hereinafter set forth, and upon the following terms and conditions, the Landlord hereby leases to the Tenant and the Tenant hereby leases from the Landlord approximately 64,158 rentable square feet of floor area located as shown on the floor plan attached hereto as Exhibit A-1 (the “Premises”), in that certain building (the “Building”) situated on that certain parcel of land (the “Property”) known as and numbered 10 Southgate Road, Scarborough, Maine, as more particularly described in Exhibit A attached hereto.  Included within the definition of “Property” is the Building.  The Premises are leased together with rights, in common with the Landlord and all others (including any other tenant or tenants of the Building or the Property, claiming under the Landlord or otherwise) from time to time lawfully entitled thereto, to use the driveways, walkways, parking area and other common areas of the Property for their intended purposes.

(b)                                 In the event the Rentable Square Footage of the Premises is adjusted due to an alteration or adjustment of the common areas, Tenant’s Percentage (as defined below) and the amount of Basic Rent payable shall be adjusted on a pro rata basis.  Promptly after such adjustment, Landlord and Tenant shall enter into a memorandum that sets forth the foregoing information and adjustments.

3.                                       Tenant Improvement Work.

The Landlord shall complete certain work in the Premises as set forth in Exhibit B attached hereto (“Tenant Improvement Work”), the cost of which shall be borne as set forth in Exhibit B.

Tenant represents that Tenant has inspected the Premises and the Building and is thoroughly acquainted with their condition and takes the Premises “as is,” subject to the completion of Tenant Improvement Work and Landlord’s Base Building Work (as defined in Section 37), and the taking of possession of the Premises by Tenant shall be conclusive evidence that the Premises and the Building were in satisfactory condition at the time possession was taken by Tenant, subject, however, to the completion of Tenant Improvement Work and Landlord’s Base Building Work.  Neither Landlord nor Landlord’s agents have made any representations or promises with respect to the condition of the Building, the Premises, the Property, or any other matter or thing affecting or related to the Building or the Premises, except as herein expressly set forth, and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in this Lease.

4.                                       Term.

The Term of this Lease shall commence on the date hereof (the “Term Commencement Date”), and shall expire, unless earlier extended or terminated in accordance with the terms hereof, at the last day of the seventh (7th) Lease Year, unless the term is automatically extended for three additional Lease Years in accordance with the provisions of Section 40 below.  The term Lease Year shall mean, for the first Lease Year, the period from the Term Commencement Date through the date prior to the Rent

Commencement Date (as defined below) together with the period from the Rent Commencement Date through the last day of the 12th full month thereafter and each Lease Year thereafter shall mean each 12 calendar month period immediately following the expiration of the preceding Lease Year.

5.                                       Use of the Premises; Licenses and Permits.

The Tenant shall use the Premises only for research and development, laboratory, manufacturing and office use to the extent now and hereafter from time to time permitted under applicable laws, by-laws, ordinances, codes, rules, regulations, orders and other lawful requirements of governmental bodies having jurisdiction. The Tenant, its subtenants, licensees, invitees and any other users of the Premises shall apply in their own names for and obtain at their own expense any and all licenses, permits and other approvals which may be required from such governmental bodies in connection with any particular use of the Premises during the Term.

6.                                       Basic Rent; Additional Rent.

Tenant’s obligation to pay Basic Rent shall commence on the date which is the later to occur of (i) May 1, 2005 or (ii) the date which is 30 days after Landlord Substantially Completes (as defined in Exhibit B) the Tenant Improvement Work (the “Rent Commencement Date”).  Tenant shall pay Additional Rent (as defined below) commencing on the Term Commencement Date.

The Tenant shall pay Basic Rent to the Landlord at an annual rate of:

Period	Rent Per RSF	Annual Basic Rent	Monthly Installment
Rent Commencement through Lease Year 4	$13.48	$864,849.84	$72,070.82
Lease Years 5 – 7	$14.23	$912,968.34	$76,080.70

In the event the Term is automatically extended for another three Lease Years, the Basic Rent shall be payable as set forth below:

Period	Rent Per RSF	Annual Basic Rent	Monthly Installment
Lease Years 4 – 7	$13.48	$864,849.84	$72,070.82
Lease Years 8 – 10	$8.25	$529,303.50	$44,108.63

In the event Tenant utilizes less than all of Tenant’s Allowance (as defined in Exhibit B), then the Basic Rent shall be decreased in accordance with the provisions of Exhibit B.  Basic Rent shall be payable in advance on the first day of each month in equal installments to the Landlord at the address set forth above or such other address as the Landlord may thereafter specify by notice to the Tenant, without counterclaim, deduction or defense and, except as otherwise expressly provided herein, without set-off or abatement.

This Lease is intended by the parties hereto to be a so-called triple “net” or pass-through lease and, to the end that the Basic Rent shall be received by the Landlord net of all costs and expenses related to the Property, the Building and the Premises, except as expressly set forth herein, the Tenant agrees to pay, in addition to the Tenant’s obligations with respect to real estate taxes, insurance premiums, management fees to the extent that such fees do not exceed the costs of such fees rendered by qualified unaffiliated third parties on a competitive basis, utilities costs, costs of repairs and maintenance and other costs which are and to the extent specifically set forth herein, to the Landlord upon demand as Additional Rent, in the same manner as Basic Rent, any and all charges, costs, expenses, and obligations of every kind and nature whatever as the Landlord may from time to time actually incur in good faith with regard to the Premises or the operation or maintenance thereof, except as otherwise expressly agreed in this Lease, including, without limiting the generality of the foregoing, reasonable attorneys’ fees incurred by the Landlord in connection with any amendments to, consents under and subleases and assignments of this Lease requested by the Tenant and in connection with the enforcement of rights and pursuit of the remedies of the Landlord under this Lease (whether during or after the expiration or termination of the Term of this Lease) and 73.36% or such other percentage as the rentable square footage of the Premises bears to the rentable square footage of the Building (currently 87,438 square feet) from time to time (“Tenant’s Percentage”) of Common Expenses as hereinafter defined.  All operating expenses shall be customary and reasonable and in no event shall there be any duplication of costs.  “Common Expenses” shall mean any and all charges, costs and expenses of every kind and nature whatever, which the Landlord may from time to time actually incur and the reasonable value, based on competitive rates, of any materials and services which the Landlord may provide in good faith with respect to the ownership, operation and maintenance of the Building and the Property, including, without limitation, (i) making repairs to and undertaking maintenance of the Building and the Property, including all alterations and improvements to the common areas of the Property; (ii) providing utilities, including heat, water, sewer, electricity, air conditioning and ventilation to the common areas of the Property including taxes on such utilities; (iii) providing water and sewer to the rentable areas of the Building; (iv) providing watering, landscaping and lawn care for the Property; (v) sanding, plowing and removal of snow and ice from driveways, walkways and parking areas; (vi) premiums paid and deductibles assessed with respect to insurance carried with respect to damage or loss to the Building or the Property, public liability and other insurance that may be carried by Landlord and/or its affiliates to protect its or their interests and legal liabilities in connection with the Building and/or the Property, including, without limitation, business interruption, loss of rents, environmental insurance; (vii) reasonable administrative and management costs of the Landlord including management fees to the extent that such fees do not exceed the costs of such fees rendered by qualified unaffiliated third parties on a competitive basis; and (viii) except as set forth below, the cost of any capital repairs or replacements made to the Property or the Building and of any machinery or equipment installed in the Building which are made or become operational, as the case may be, after the Term Commencement Date to properly maintain the Building and the Property to a standard equivalent to its current condition provided that such cost shall be reasonably amortized over the useful life with interest on the unamortized amount at a rate of interest reasonably determined by Landlord.  If the Building is not at least 95% occupied during any calendar year or if Landlord is not supplying services to at least 95% of the total Rentable Square Footage of the Building at any time during a calendar year, Common Expenses shall, at Landlord’s option, be determined as if the Building has been 95% occupied and Landlord had been supplying service to 95% of the Rentable Square Footage of the Building during that calendar year.  The only costs that shall be adjusted in this manner shall be variable Common Expenses where the amount of such expense is directly related to the level of occupancy or the square footage area receiving a particular service.  (As an example of a gross-up:  Assume (i) the Property consists only of 4 equal tenant spaces, all occupied, each of which then has a pro rata share of expenses of 25%; and (ii) the Landlord has life safety inspections performed in each space at a cost of $100.00 per space – for a total of $400.00 for all (it is a variable cost, not a fixed cost for the building).  Assume then that 2 tenants vacate and Landlord then conducts life safety only in the 2 remaining occupied spaces – still at $100.00 per space.  Landlord’s cost is now $200.00.  If one tenant paid its pro rata share of 25%, it would pay only $50.00 and Landlord would be unable to recoup all of its cost.  Landlord shall then “gross up” the cost to be $400.00 and the tenant will pay its 25%, which equates to the $100.00 cost Landlord actually incurs in delivering that service to the tenant’s space.)  Landlord shall not utilize the foregoing “gross-up” provision to recover fixed costs related to unleased space.

Commencing on the date (the “Occupancy Date”) which is earlier to occur of (i) April 1, 2005 or (ii) the date Tenant occupies the Premises for any reason other than the performance of Tenant’s Pre-occupancy Work (as defined in Exhibit B), the Tenant shall prepay to the Landlord monthly as Additional Rent, in the same manner as Basic Rent, one-twelfth (1/12) of the total of all such amounts as the Landlord may from time to time reasonably estimate will be payable annually by the Tenant under this Lease with respect to Common Expenses, which prepayments the Landlord agrees shall be applied, without interest, to such amounts as actually become payable.  As soon as any such amounts so payable are actually determined but in no event later than sixty (60) days after the end of each Lease Year, appropriate adjustments of any overpayments and underpayments shall be made.  Landlord may make reasonable periodic adjustments to the monthly installment amount of Additional Rent payable by Tenant as set forth above.

If any payment of Basic Rent or Additional Rent is not paid to the Landlord when due, then at the Landlord’s option, upon written notice to Tenant and in addition to all other remedies hereunder, the Tenant shall pay upon demand to the Landlord as Additional Rent interest thereon at an annual rate equal to the “Prime Rate” as announced by The Wall Street Journal from time to time in effect plus four percent (4%), such interest to be computed from the date such Basic Rent or Additional Rent was originally due through the date when paid in full.

Notwithstanding anything to the contrary set forth herein, in no event shall Tenant be charged for the following expenses which shall be solely the responsibility of Landlord:

1.                                       Costs (including, without limitation, related permit, license and inspection fees) of any necessary alterations, repairs and maintenance in the Property and Building and any related facilities and equipment occasioned by a casualty or condemnation;

2.                                       Principal or interest payments on any mortgages relating to the Premises;

3.                                       Costs of formation of Landlord and the defense of its title to or interest in the Property and Building;

4.                                       Expenses for which Landlord has received or is entitled to any reimbursement by a third party, including, without limitation, reimbursements from Tenant (such as reimbursement for repairs) or pursuant to contractors’ or others’ warranties;

5.                                       Costs and expenses related to (i) executive salaries or salaries of service personnel to the extent that such personnel perform services not in connection with management, operation, repair or maintenance of the Property and Building; and (ii) Landlord’s general overhead expenses not related to the Property and Building;

6.                                       Costs, including marketing costs, legal fees, space planners’ fees, advertising and promotional expenses, and brokerage fees incurred in connection with the original construction or development of the Building and costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for new tenants in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building (excluding, however, such costs relating to any common areas of the building or parking facilities);

7.                                       Costs for which the Landlord is reimbursed by any tenant or occupant of the Building or by insurance by its carrier or any tenant’s carrier or by anyone else, and electric power costs for which any tenant directly contracts with the local public service company;

8.                                       Any bad debt loss, rent or reserves for bad debts or rent loss (except to the extent incurred in connection with this Lease);

9.                                       Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Property (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Property).  Costs associated with the operation of the business of the entity which constitutes the Landlord including costs of company accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue, costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Property, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Property management, or between Landlord and other tenants or occupants, and Landlord’s general corporate overhead and general and administrative expenses;

10.                                 The wages and benefits of any employee who does not devote substantially all of his or her employed time to the Property unless such wages and benefits are prorated to reflect time spent on operating and managing the Property vis-à-vis time spent on matters unrelated to operating and managing the Property; provided, that in no event shall such expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Building manager or Building engineer;

11.                                 Except for a Property management fee to the extent allowed above, overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Building to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis;

12.                                 All items and services for which Tenant or any other tenant in the Building reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

13.                                 Costs other than those incurred in ordinary maintenance and repair, for sculpture, paintings, fountains or other objects of art;

14.                                 Any costs expressly excluded elsewhere in this Lease;

15.                                 Rent for any office space occupied by Property management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of comparable Buildings in the vicinity of the Building, with adjustment where appropriate for the size of the applicable project;

16.                                 Costs arising from the negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services, except those engaged by Tenant;

17.                                 Costs incurred to comply with laws relating to the removal of Hazardous Material (as defined under applicable law) which was in existence in the Building or on the Property prior to the Commencement Date, and was of such a nature that a federal, state or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Material, in the state, and under the conditions that it then existed in the Building or on the Property, would have then required the removal of such Hazardous Material or other remedial or containment action with respect thereto; costs incurred to remove, remedy, contain or treat Hazardous Material, which Hazardous Material is brought into the Building or onto the Property after the date hereof by Landlord or any other tenant of the Building and is of such a nature, at that time, that a federal, state or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Material, in the state, and under the conditions that it then exists in the Building or on the Property, would have then required the removal of such Hazardous Material or other remedial or containment action with respect thereto; and costs incurred to remove, remedy, contain or treat Hazardous Material which is present in the Premises as of the date hereof but which is disturbed or released after the date hereof as a result of any actions of Tenant, so long as Tenant has acted in compliance with the requirements of this Lease with respect thereto (it being understood that any such costs which are incurred as a result of Tenant’s actions which are not in compliance with this Lease may be passed through to Tenant);

18.                                 Costs arising from Landlord’s charitable or political contributions;

19.                                 Any gifts provided to any entity whatsoever, including, but not limited to, Tenant, other tenants, employees, vendors, contractors, prospective tenants and agents;

20.                                 The cost of any magazine, newspaper, trade or other subscriptions;

21.                                 Amount, if any, paid as ground rental for the Property by Landlord;

22.                                 Costs for items or services of a nature which are provided to other tenants of the Building but which are not provided to Tenant on account of Tenant’s separate purchase of such items or services; and

23.                                 The cost of any service provided to other tenants of the Building which are not provided to Tenant including, without limitation, janitorial and related services provided to tenants of office space located within the Building, so long as such services are not being provided to Tenant.

24.                                 The cost of (i) capital repairs and replacements of the roof, the driveways and parking lots; (ii) performing repairs or making replacements of the structural elements, structural walls and foundation of the Building; and (iii) the cost of replacement of exterior windows to the extent replacement is necessitated due to leaking or other defect.

7.                                       Taxes.

Commencing on the Occupancy Date, the Tenant shall prepay to the Landlord monthly, as Additional Rent, in the same manner as Basic Rent, one-twelfth (1/12) of Tenant’s Percentage of any and all real estate taxes, betterment’s and special assessments or amounts in lieu or in the nature thereof and any other taxes, levies, water rents, sewer use charges and other excises, franchises, imposts and charges, general and special (and the entire amount of any interest, penalties and costs solely attributable to delayed payment of the Tenant’s portion thereof where such delay is the fault of the Tenant) of whatever name and nature, and whether or not now within the contemplation of the parties hereto, which may now or hereafter be levied, assessed or imposed by the United States of America, the State of Maine, the County of Cumberland, the Town of Scarborough or any other authority, or become a lien, upon all or any part of the Property, the Building, the Premises, the use or occupation thereof, or upon the Landlord and the Tenant in respect thereof, or upon the basis of rentals thereof or therefrom (except for the Landlord’s income, estate, gift or transfer taxes), or upon the estate hereby created, or upon the Landlord by reason of ownership of the reversion (collectively, “Taxes”).  Landlord agrees that such prepayments shall be applied, without interest to such amounts as actually become payable.  As soon as any such amounts so payable are actually determined, appropriate adjustments of any overpayments and underpayments shall be made.

Subject to the rights of any Mortgagees, the Landlord may, at the request of the Tenant or any other tenant or tenants of the Building, use reasonable efforts to obtain an abatement of or to contest or review by legal proceedings or otherwise any such tax, levy, charge or assessment.  In such event the Tenant and such other tenants shall pay such tax, levy, charge or assessment (under protest, if necessary).  The Tenant shall pay as Additional Rent the Tenant’s Percentage of (i) any such tax, levy, charge or assessment that may be determined to be due and (ii) any and all costs or expenses (including reasonable attorneys’ fees) the Landlord may incur in connection with any such proceedings.  The Tenant shall be entitled to share in any refund or abatement, net of such costs and expenses, which may be made of any tax, levy, charge or assessment in the same proportion that the same was paid by the Tenant or with the Tenant’s funds.

8.                                       Insurance; Waivers of Subrogation.

The Tenant shall, at its own cost and expense, obtain and throughout the Term shall maintain, with companies qualified to do business in Maine and acceptable to any Mortgagees and reasonably acceptable to the Landlord, for the benefit as additional insureds of the Landlord and any Mortgagees as their respective interests may appear, ISO Simplified Commercial General Liability insurance (with contractual liability rider) for bodily injury or death and property damage occurring to, upon or about the Premises.  The limits of such liability insurance shall be not less than $3,000,000 per occurrence, Bodily Injury including death and $3,000,000 per occurrence, Property Damage Liability of $3,000,000 combined single limit for Bodily Injury and Property Damage Liability.  After the first Lease Year, Landlord may from time to time require Tenant to adjust its insurance coverage to limit(s) that are customary and reasonable for tenants in the market area in which the Building is located.  The risk of loss to all contents of, and personal property and trade fixtures located in, the Premises is upon the Tenant, and the Landlord shall have no liability with respect thereto.  Tenant agrees to deliver certificates of such insurance to Landlord at the commencement of this Lease and not less than thirty (30) days after Landlord’s request for a copy of the same.

Landlord shall at all times during the Term of this Lease and at Landlord’s sole cost and expense (but which may be passed through to Tenant as a Common Expense), obtain and keep in force insurance against loss or damage to the Property or Building by fire and all other risks of physical loss covered by standard “special perils” policies in an amount not less then the full replacement cost of the Building.  Landlord agrees to deliver certificates of such insurance to Tenant at the commencement of this Lease and thereafter not less than thirty (30) days after Tenant’s request for a copy of the same.

The Landlord and the Tenant each hereby release the other from any liability for any loss or damage to the Building, the Premises or other property and for injury to or death of persons occurring on the Property or in the Building or the Premises or in any manner growing out of or connected with the Tenant’s use and occupation of the Premises, the Building or the Property or the condition thereof, whether or not caused by the negligence or other fault of the Landlord, the Tenant or their respective agents, employees, subtenants, licensees, invitees or assignees; provided, however, that this release (i) shall apply notwithstanding the indemnities set forth in Section 14, but only to the extent that such loss or damage to the Building or other property or injury to or death of persons is covered by insurance which protects the Landlord or the Tenant or both of them as the case may be; (ii) shall not be construed to impose any other or greater liability upon either the Landlord or the Tenant than would have existed in the absence hereof; and (iii) shall be in effect only to the extent and so long as the applicable insurance policies provide that this release shall not affect the right of the insureds to recover under such policies, which clauses shall be obtained by the parties hereto whenever available.

9.                                       Utilities.

Commencing on the Occupancy Date, the Tenant shall be responsible for the cost of all utilities, including without limitation for the electric, water, sewer, and all utility costs incurred in connection with the operation of the heating, ventilating and air conditioning units, which are delivered to or consumed at the Premises.

If not separately metered, the electric and gas shall be sub-metered or checkmetered and said costs shall be paid directly to the utility company providing the same or if the cost is not directly payable to the utility companies supplying utilities or services, then the actual costs incurred by Landlord, net of all discounts and rebates received by Landlord in connection therewith shall be billed to Tenant and payable by Tenant monthly to Landlord together with Tenant’s payment of Basic Rent.

Tenant shall pay for, as part of Common Expenses, all water and sewer consumed and utilized at the Premises and the common areas.  Tenant shall pay with respect to each calendar year, or portion thereof, within the Term hereof, an annual amount equal to the product of Tenant’s Percentage and the cost to Landlord of all water consumed in and sewer usage charges for the Building during such calendar year, or portion thereof; provided, however, that Tenant shall have no obligation to pay for any such costs (i) to the extent they arise from the use of any utility or service supplied by Landlord to any other occupant of the Building, or (ii) associated with utilities and services of a type not provided to Tenant.  Such annual amount shall be payable in equal monthly installments as part of Common Expenses, in advance, together with Tenant’s monthly payment of Basic Rent.  The cost to Landlord of all water and sewer charges for the Building during any calendar year shall be determined on the basis of the cost to Landlord in effect from time to time pursuant to which Landlord shall then have purchased water and paid for sewer charges for the entire Building.  The charges shall be adjusted, if necessary, from time to time (but not more than one time in any calendar year) to appropriately reflect the cost of such charges.  In implementation and not in limitation of the foregoing, Tenant shall, together with its monthly payments of Basic Rent, pay to Landlord as additional rent pro rata monthly installments on account of projected water and sewer costs, as reasonably estimated by Landlord based upon the most recent data available.  If the total of Tenant’s monthly payments for any calendar year, or portion thereof, is greater than Tenant’s Percentage of the actual cost to Landlord of all water and sewer for such calendar year or portion thereof, Landlord shall refund the difference within thirty (30) days.  If the total of such monthly payments is less than Tenant’s Percentage of the actual cost to Landlord of all water and sewer for such calendar year, or portion thereof, Tenant shall pay the difference to Landlord within thirty (30) days after receipt of a bill therefore, provided that such bill is delivered to Tenant within 30 days of calendar year end.

Landlord shall not be liable for the reasonable interruption, curtailment, stoppage or suspension of services and utilities when necessary by reason of accident or emergency or suspension of utility services or when necessary for repairs, alterations, replacements or improvements desirable or necessary in the reasonable judgment of Landlord.  Except as set forth below, in the event of any such reasonable interruption, curtailment, stoppage or suspension, there shall be no diminution or abatement of rent, additional rent or other charges due from Tenant to Landlord hereunder and Tenant’s obligations hereunder shall not be affected or reduced, such interruption, curtailment, stoppage or suspension shall not constitute a constructive eviction of the Tenant, and the Landlord shall have no responsibility or liability for any such interruption, curtailment, stoppage or suspension.  In the event that any such interruption, curtailment, stoppage or suspension continues for a period in excess of fourteen (14) consecutive days, and so long as the interruption curtailment, stoppage or suspension has not been caused by Tenant’s negligent or willful act or omission, Tenant’s obligations from and after the 14th day to pay rent, additional rent or other charges and all other costs and expenses herein shall be equitably abated based on Tenant’s loss of use of the Premises.

Electrical service to the Premises may be furnished by one or more companies providing electrical generation, transmission and distribution services, and the cost of electricity may consist of several different components or separate charges for such services, such as generation, distribution and stranded cost charges.  The Landlord shall have the exclusive right to select any company providing electrical service to the Premises, to aggregate the electrical service for the Property and the Premises with other buildings, to purchase electricity through a broker and/or buyers group and to change the providers and manner of purchasing electricity.

10.                                 Repairs.

From and after the Occupancy Date, and except as set forth in this Lease, the Tenant shall, at its own cost and expense: (i) make interior non-structural repairs, replacements and renewals necessary to keep the Premises in as good condition, order and repair as the same are at the commencement of the Term or thereafter may be put, reasonable wear and use and damage by fire or other casualty only excepted (it being understood, however, that the foregoing exception for reasonable wear and use shall not relieve the Tenant from the obligation to keep the Premises in good order, repair and condition), (ii) perform maintenance, repair and replacement of the heating, ventilating and air conditioning units servicing the Premises (the “HVAC Units”) and maintain a service contract for the HVAC Units exclusively serving the Premises with a reputable HVAC service provider; (iii)  make all other repairs, replacements and renewals which are required due to the negligence or willful misconduct of the Tenant, and (iv) keep and maintain all portions of the Premises in a clean and orderly condition, free of accumulation of dirt, rubbish, and other debris.  The Tenant shall provide customary cleaning and rubbish removal service to the Premises on each business day as required.

From and after the commencement of and during the Term, the Landlord shall (i) make all necessary repairs, replacements and renewals, interior and exterior, structural and non-structural, to keep the roof of the Building free of leaks and to maintain the foundation, pipes, conduits serving the Premises, floor slabs and other structural supports of the Building in good and sound condition; (ii) keep the Building and all electrical, mechanical, plumbing and other building systems and the parking areas, sprinklers and other improvements on the Property in as good condition, order and repair as the same are at the commencement of the Term or thereafter may be put, as per paragraph 37, damage by fire or other casualty only excepted; and (iii) keep the landscaping, sidewalks, common areas and corridors, stairways, elevators and all other public portions of the Property and Building in good order, condition and repair and in a safe and clean condition free from ice and snow.  Except as otherwise expressly set forth herein, the costs and expenses of Landlord’s repairs, replacements and renewals shall be considered Common Expenses, subject to the limitations contained therein (including, without limitation, the requirement that certain expenses be capitalized).

Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry provided Landlord has notified Tenant in writing of all such load limits.

Landlord shall have no liability to Tenant nor shall Tenant’s covenants and obligations under this Lease be reduced or abated in any manner whatsoever by reason of any inconvenience, annoyance, interruption or injury to business arising from Landlord’s making any repairs or changes which Landlord is permitted to perform by this Lease, in or to any portion of the Premises, or the Building and other improvements to the Premises so long as Landlord uses commercially reasonable efforts to minimize any resulting disruption to Tenant’s access to and use of the Premises and provided that any such interruption shall not exceed a period of time in excess of fourteen days. If such interruption exceeds a period of fourteen days, Tenant obligations to pay rents and fees hereunder shall be equitably abated.  Landlord shall provide Tenant with not less than 48 hours written notice prior to Landlord’s entry into the Premises to perform any repairs or changes, except in the event of an emergency in which case only such notice, if any, as is appropriate shall be given to Tenant.

11.                                 Compliance with Laws and Regulations.

Landlord covenants and agrees that, as of the Term Commencement Date, the Premises and the Building shall be in compliance in material respects with all laws effecting the Premises and the Building, including, without limitation, the American’s with Disabilities Act of 1990 and the Occupational Safety and Health Act of 1970, as the same may be amended from time to time (“OSHA”), applicable laws, by-laws, ordinances, codes, rules, regulations, orders, and other lawful requirements of the governmental bodies having jurisdiction over the Premises, and the orders, rules and regulations of the Board of Fire Underwriters where the Premises are situated. Landlord shall make all repairs, alterations and additions which may be required by any present or future laws, ordinances, orders or regulations of any public authority having jurisdiction over the demised premises, but only insofar as and to the extent they affect the portions of the Building which Landlord is required to repair under the provisions of this Lease.  The obligations of Landlord herein shall survive Tenant’s acceptance of the Premises.

Tenant shall throughout the Term promptly comply or cause compliance with or remove or cure any violation of any and all present or future laws which relate to Tenant’s particular use of the Premises including without limitation (“OSHA”), applicable laws, by-laws, ordinances, codes, rules, regulations, orders, and other lawful requirements of the governmental bodies having jurisdiction over the Premises, and the orders, rules and regulations of the Board of Fire Underwriters where the Premises are situated or any other body hereafter constituted exercising similar functions, which may be applicable to the Premises, the fixtures and equipment therein or thereon or the use thereof; and the requirements of all policies of public liability, fire and all other types of insurance at any time in force with respect to the Premises, the Building or the Property and the fixtures and equipment therein and thereon.

Notwithstanding the foregoing, Tenant shall not be liable or responsible for any repairs, alterations and additions that may be required (i) to comply with laws in effect as of the Commencement Date and (ii) by any applicable laws, by-laws, ordinances, codes, rules, regulations, orders, and other lawful requirements of the governmental bodies having jurisdiction over the Premises, Building or Property, but only insofar as and to the extent they effect the portions of the same which Landlord is required to repair under the provisions of this Lease.

12.                                 Alterations by Tenant.

Except as otherwise set forth herein, Tenant shall erect no signs and shall make no alterations, additions or improvements in or to any portion of the Premises or any portion of the Building or the Property without the Landlord’s prior written consent and without first providing the Landlord with suitable assurance of the Tenant’s obligation to complete the same at no expense to the Landlord and without any mechanics’ or materialmen’s lien upon the Property.  The Landlord agrees that its consent shall not be unreasonably withheld, conditioned or delayed for interior, non-structural alterations, additions and improvements to the Premises consistent with the use of the Premises as contemplated hereby; any such consents to interior, non-structural alterations, additions and improvements may, if the Landlord so advises the Tenant as part of or by notice at the time of any such consent, be conditioned upon the Tenant’s being obligated to remove the same at the expiration or termination of this Lease and to restore the Premises to their condition prior to such alterations, additions and improvements.

13.                                 Landlord’s Access.

The Tenant agrees to permit the Landlord and any Mortgagees and their authorized representatives to enter the Premises (i) at all reasonable times and with at least 24 hours prior notice during usual business hours for the purposes of inspecting the same, exercising such other rights as it or they may have hereunder or under any mortgages and exhibiting the same to other prospective tenants, purchasers or mortgagees and (ii) at any time in the event of emergency.

14.                                 Indemnities and Liability.

Except to the extent covered by insurance maintained by Landlord and except to the extent caused by the negligence or intentional misconduct of Landlord, its agents, employees or contractors (including contractors undertaking the Tenant Improvement Work) Tenant agrees to protect, defend (with counsel approved by the Landlord), indemnify and save the Landlord harmless from and against any and all claims and liabilities including attorneys’ fees arising:  (i) from the Tenant’s or its employees, agents, invitees, assignees, subtenants or contractors, conduct or management of or from any work or thing whatsoever done by Tenant, its employees, agents, invitees, assignees, licensees, subtenants or contractors in or about the Premises during the Term and from any condition existing, or any injury to or death of persons or damage to property occurring or resulting from Tenant’s occupancy of the Premises during the Term in or about the Premises; and (ii) from any breach or default on the part of the Tenant in the performance of any covenant or agreement on the part of the Tenant to be performed pursuant to the terms of this Lease or from any negligent act or omission on the part of the Tenant or any of its agents, employees, subtenants, licensees, invitees or assignees.  The Tenant further agrees to indemnify the Landlord from and against all costs, expenses (including reasonable attorneys’ fees) and other liabilities incurred in connection with any such indemnified claim or action or proceeding brought thereon, any and all of which, if reasonably suffered, paid or incurred by the Landlord, the Tenant shall pay promptly upon demand to the Landlord as Additional Rent.  Notwithstanding anything in this Lease to the contrary, this indemnity provision shall remain in effect and may be enforced whether or not Landlord is made a party to any litigation, and shall survive the expiration or earlier termination of the term of this Lease.

Except to the extent covered by insurance maintained by Landlord and except to the extent caused by the negligence or intentional misconduct of Landlord, its agents, employees or contractors (including contractors undertaking the Tenant Improvement Work) neither Landlord, nor any agent or employee of Landlord, shall be liable for (a) loss of or damage to any property of Tenant, or of any other person, entrusted to any of Landlord’s agents or employees, (b) loss of or damage to any property of Tenant or of any other person by theft or otherwise, (c) any injury or damage to any person or property resulting from fire, explosion, falling plaster, steam, gas, electricity, dust, water or snow, or leaks from any part of the Building or from the pipes, appliances or plumbing system, or from the roof, street or subsurface or any other place or by dampness, or from any other cause whatsoever, (d) any such damage caused by other occupants or persons in the Building or by construction of any private, public or quasi-public work, or (e) any latent defect in the Premises or the Building.

Except to the extent covered by insurance maintained by Landlord and except to the extent caused by the negligence or intentional misconduct of Tenant, its agents, employees or contractors, Landlord shall, during the term of this Lease, indemnify and save harmless Tenant from and against any and all claims and liabilities, including, without limitation, attorneys’ fees, caused by:  (i) from the Landlord’s or its employees, agents, invitees, assignees, subtenants or contractors, conduct or management of or from any work or thing whatsoever done by Landlord, its employees, agents, invitees, assignees, licensees, subtenants or contractors in or about the Building or Property during the Term; and (ii) from any breach or default on the part of the Landlord in the performance of any covenant or agreement on the part of the Landlord to be performed pursuant to the terms of this Lease or from any negligent act or omission on the part of the Landlord or any of its agents, employees, subtenants, licensees, invitees or assignees.  Notwithstanding anything in this Lease to the contrary, this indemnity provision shall remain in effect and may be enforced whether or not Tenant is made a party to any litigation, and shall survive the expiration or earlier termination of the term of this Lease.

15.                                 Casualty Damage.

Unless this Lease is terminated as provided below, in the event of partial or total destruction of the Premises during the Term by fire or other casualty, the Landlord shall, as promptly as practicable after receipt of any insurance proceeds available as a result of such casualty, repair, reconstruct or replace the portions of the Premises destroyed as nearly as possible to their condition prior to such destruction, except that in no event shall the Landlord be obligated to expend more for such repair, reconstruction or replacement than the amounts of any such insurance proceeds actually received.  Commencing on the date of such casualty and during the period of such repair, reconstruction and replacement there shall be an equitable abatement of Basic Rent hereunder in proportion to the loss of usable floor area in the Premises, provided, however, in the event the damage is to the manufacturing area of the Premises, then the Rent shall, in lieu of being based on the proportion of lost floor area, be equitably abated due to the loss of use of the facility.  If it is not feasible for Tenant, in its reasonable business judgment, to operate its business in the Premises during any period of repair or restoration, Tenant may discontinue the conduct of its business in the Premises during such period and all Rent payable by Tenant shall cease, from the date that Tenant closes its premises until the Premises shall have been restored as nearly as practicable to its pre-damage condition.

If all or substantially all of the Premises shall be destroyed by fire or other casualty such that Tenant, in its reasonable judgment, deem the Premises unfit for the feasible operation of Tenant’s business or if the Building is so extensively destroyed by fire or other casualty that an independent engineer or architect (the “Estimator”) certifies that the Premises cannot reasonably be expected to be susceptible of repair, reconstruction or replacement within a period of two hundred ten (210) days from the date of the casualty, or if any damage results from causes or risks not required to be insured against by the Landlord hereunder or if any Mortgagee refuses to make such net proceeds available for such repair, reconstruction or replacement, the Landlord or Tenant may terminate this Lease by giving written notice to the other party within ninety (90) days after the date of such destruction.  Provided further, that if, despite diligent efforts, the Landlord has been unable to restore the Premises to their condition prior to such destruction within two hundred ten (210) days after the date of the casualty, the Landlord or Tenant may terminate this Lease by written notice to the other party.  In the event of any such notice of termination, this Lease shall terminate as of, and Basic Rent and Additional Rent shall be appropriately apportioned through and abated from and after, the date of such notice of termination.

16.                                 Condemnation.

If more than twenty-five percent (25%) of the rentable square footage of the Premises, or more than twenty percent (20%) of the rentable square footage of the manufacturing area of the Premises, or more than twenty-five percent (25%) of the parking area available for use by the Tenant at the Property (which is not replaced by Landlord at a location proximate to the Property and acceptable to the Tenant) shall be taken by eminent domain or appropriated by public authority or if the Tenant shall be deprived of suitable vehicular or pedestrian access to the Premises or the Property by virtue of such a taking or appropriation, the Landlord or the Tenant may terminate this Lease by giving written notice to the other within thirty (30) days after such taking or appropriation.  In the event of such a termination, this Lease shall terminate as of the date the Tenant must surrender possession or, if later, the date the Tenant actually surrenders possession, and the Basic Rent and Additional Rent reserved shall be apportioned and paid to and as of such date.

If all or any part of the Premises is taken or appropriated by public authority as aforesaid and this Lease is not terminated as set forth above, the Landlord shall, subject to the rights of any Mortgagees, apply any such damages and compensation awarded (net of the costs and expenses, including reasonable attorneys’ fees, incurred by the Landlord in obtaining the same) to secure and close so much of the Premises as remain and shall restore the Building to an architectural whole and except that in no event shall the Landlord be obligated to expend more for such replacement than the net amount of any such damages, compensation or award which the Landlord may have received as damages in respect of the Building and any other improvements situated on the Property as they existed immediately prior to such taking or appropriation; in such event there shall be an equitable abatement of Basic Rent in proportion to the loss of usable floor area in the Premises after giving effect to such restoration, from and after the date the Tenant must surrender possession or, if later, the date the Tenant actually surrenders possession.

The Landlord hereby reserves, and the Tenant hereby assigns to the Landlord, any and all interest in and claims to the entirety of any damages or other compensation by way of damages which may be awarded in connection with any such taking or appropriation, except so much of such damages or award as is specifically and separately awarded to the Tenant and expressly attributable to trade fixtures or moving expenses of the Tenant.

17.                                 Landlord’s Covenant of Quiet Enjoyment.

The Landlord covenants that the Tenant, upon paying the Basic Rent and Additional Rent provided for hereunder and performing and observing all of the other covenants and provisions hereof, may peaceably and quietly hold and enjoy the Premises for the Term as aforesaid without molestation or disturbance by or from Landlord or anyone acting by, through or under Landlord, subject, however, to all of the terms and provisions of this Lease and to the title matters of record as listed on Exhibit D attached hereto.

18.                                 Tenant’s Obligation to Quit.

The Tenant shall, upon expiration of the Term or other termination of this Lease, leave and peaceably and quietly surrender and deliver to the Landlord the Premises and any replacements or renewals thereof broom clean and in the order, condition and repair required by Section 10 hereof and the other provisions of this Lease, except, however, that the Tenant shall first remove any trade fixtures and equipment and any alterations, additions and improvements which the Landlord has required be removed pursuant to the terms of Section 12 hereof, restoring the Premises in each case to their condition prior to the installation of such fixtures or the undertaking of such alterations, additions or improvements, as the case may be.  If the Tenant shall fail timely to surrender the Premises, Tenant shall pay, in addition to all costs and damages suffered or incurred by Landlord, for use and occupancy an amount at a rate equal to two (2) times the rate of Basic Rent in effect immediately prior thereto until the Premises are surrendered by the Tenant and delivered to the Landlord in accordance with this Section 18.

If the Tenant shall fail so to remove its fixtures, equipment, alterations, additions and improvements, within ten business days after notice, they shall be deemed abandoned by the Tenant and the Landlord may remove and dispose of the same at the Tenant’s expense which shall be paid as Additional Rent.  The provisions of this Section 18 shall expressly survive the termination or expiration of this Lease.

19.                                 Transfers of Tenant’s Interest.

The Tenant shall not assign or sublease or otherwise encumber all or any part of its interest in this Lease, the Premises, or the estate hereby created, without in each case first obtaining the prior written consent of the Landlord, such approval not to be unreasonably withheld, conditioned or delayed.  In all events, the Landlord may condition the consent to any sublease or assignment upon the Tenant’s agreeing to pay to the Landlord fifty percent (50%) of the consideration received by the Tenant for any such assignment and fifty percent (50%) of the amount by which any rentals and other amounts from time to time payable to or for the Tenant under any subleases exceed the Basic Rent and Additional Rent from time to time payable hereunder and upon the sublessee’s or assignee’s agreement to obtain the consent of the Landlord to any future or further sublease or assignment of its interest under this Lease.  Any attempted assignment without the consent of the Landlord as contemplated hereby shall be void.  A change in ownership or power to vote of a majority of the outstanding stock of the Tenant from the owners of such stock or those controlling the power to vote of such stock shall constitute an assignment for purposes of this Lease.

In all events the Tenant originally named herein and any guarantor of the obligations of the Tenant under this Lease shall, except to the extent of so much of the Premises as the Landlord elects to lease directly to any proposed sublease or assignee as above provided, remain primarily and jointly and severally liable for, and any sublessee or assignee shall in writing assume, the obligations of the Tenant under this Lease.

The Tenant shall give the Landlord at least 30 days’ prior written notice of its desire to assign or sublet, which notice shall include reliable information indicating that the proposed assignee or subtenant is reputable, financially responsible and the business in which the proposed assignee or subtenant shall be engaged.

If Tenant shall give Landlord notice of a desire to assign this Lease, or to sublet the entirety of the Premises, Landlord, provided that Tenant shall be relieved of all obligations arising hereunder from and after the date of recapture, may recapture the Premises or cancel this Lease on 30 days’ prior written notice thereof, and this Lease shall terminate on the date in such notice specified, with the same force and effect as is such date were the date herein specified for the expiration hereof, and Basic Rent and Additional Rent shall be apportioned and adjusted as of the effective date of such cancellation.

Unless Landlord specifically consents in writing, Tenant shall not have the right to assign the right as set forth in Section 41 below, to have the Addition (as defined in Section 41) constructed nor the right to purchase the Property and the Building as set forth in Section 40 below.

20.                                 Transfers of Landlord’s Interest.

The Landlord shall have the right from time to time to sell or mortgage its interest in the Property, the Building and the Premises, to assign its interest in this Lease, or to assign from time to time the whole or any portion of the Basic Rent, Additional Rent or other sums and charges at any time paid or payable hereunder by the Tenant to the Landlord, to any Mortgagees or other transferees designated by the Landlord in duly recorded instruments, and in any such case the Tenant shall pay the Basic Rent, Additional Rent and such other sums and charges so assigned, subject to the terms of the Lease, upon demand to such Mortgagees and other transferees at the addresses mentioned in and in accordance with the terms of such instruments, provided that in no event shall Tenant be obligated to make duplicative payments of Rent.

21.                                 Mortgagees’ Rights.

The Tenant hereby agrees that this Lease is and shall be subject and subordinate to any mortgage (and to any amendments, extensions, increases, refinancings or restructurings thereof) of the Property, the Building or the Premises, whether or not such mortgage is filed subsequent to the execution, delivery or the recording of this Lease or any notice hereof (the holder from time to time of any such mortgage being in this Lease sometimes called the “Mortgagee”).  The foregoing subordination shall be self-operative and automatically effective as to any mortgage filed subsequent to the execution and delivery hereof only if either the Mortgagee agrees in writing or such mortgage provides that, for so long as there exists no default under this Lease by the Tenant, the Mortgagee will not, in foreclosing against or taking possession of the Premises or otherwise exercising its rights under such mortgage, disturb the Tenant’s possession of the Premises hereunder, or words of similar import.  The Tenant hereby agrees to execute, acknowledge and deliver in recordable form such instruments confirming and evidencing the foregoing subordination as the Landlord or any such Mortgagee may from time to time reasonably require.

Provided that the Tenant has been provided with notice of such mortgage and appropriate addresses to which notice should be sent, no notice from the Tenant of any default by the Landlord in its obligations shall be valid, and the Tenant shall not attempt to terminate this Lease, withhold Basic Rent or Additional Rent or exercise any other remedy which may arise under law by reason of any such default (it being understood that no such remedy exists, or is implied by reason of this provision, under this Lease), unless the Tenant first gives such notice to any Mortgagees and provides such Mortgagees with thirty (30) days after such notice to cure such default, or if such default is not reasonably susceptible of cure by Mortgagees (as in the case of the need to obtain possession of or right of entry into or upon the Premises) in thirty (30) days, with such longer period of time as is reasonably necessary to cure such default, provided efforts to effectuate such cure are commenced within thirty (30) days and thereafter prosecuted to completion with reasonable diligence.  The Tenant shall and does hereby agree, upon default by the Landlord under any mortgage, to attorn to and recognize the Mortgagee or anyone else claiming under such mortgage, including a purchaser at a foreclosure sale, at its request as successor to the interest of the Landlord under this Lease, to execute, acknowledge and deliver such evidence of this attornment, which shall nevertheless be self-operative and automatically effective, as the Mortgagee or such successor may request and to make payments of Basic Rent and Additional Rent hereunder directly to the Mortgagee or any such successor, as the case may be, upon request.  Any Mortgagee may, at any time, by giving written notice to, and without any further consent from, the Tenant, subordinate its mortgage to this Lease, and thereupon the interest of the Tenant under this Lease shall automatically be deemed to be prior to the lien of such mortgage without regard to the relative dates of execution, delivery or filing thereof or otherwise.

22.                                 Default; Remedies.

If the Tenant shall fail to pay within seven (7) days of the date when due of any Basic Rent or Additional Rent, or if the Tenant shall default in the timely performance or observance of any of the other covenants contained in these presents and on the Tenant’s part to be performed or observed and fail to cure the same within 30 days after notice is given by Landlord, or if the estate hereby created shall be taken on execution, or by other process of law, or if the Tenant shall be involved in financial difficulties as evidenced

(1)                                  by its commencement of a voluntary case under Title 11 of the United States Code as from time to time in effect, or by its authorizing, by appropriate proceedings of trustees or other governing body the commencement of such a voluntary case,

(2)                                  by its filing an answer or other pleading admitting or failing to deny the material allegations of a petition filed against it commencing an involuntary case under said Title

11, or seeking, consenting to or acquiescing in the relief therein provided, or by its failing to controvert timely the material allegations of any such petition,

(3)                                  by the entry of an order for relief in any involuntary case commenced under said Title 11,

(4)                                  by its seeking relief as a debtor under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by its consenting to or acquiescing in such relief,

(5)                                  by the entry of an order by a court of competent jurisdiction (i) finding it to be bankrupt or insolvent, (ii) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors, or (iii) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property, or

(6)                                  by its making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property;

then and in any of said cases, the Landlord may, to the extent permitted by law, immediately or at any time thereafter and without demand or notice, terminate this Lease and enter into and upon the Premises, or any part thereof in the name of the whole, and repossess the same as of the Landlord’s former estate, and expel the Tenant and those claiming through or under the Tenant and remove its effects without being deemed guilty of any manner of trespass, and without prejudice to any remedies which might otherwise be used for arrears of rent or preceding breach of covenant.

No termination or repossession provided for in this Section 22 shall relieve the Tenant or any guarantor of the obligations of the Tenant under this Lease of its liabilities and obligations under this Lease, all of which shall survive any such termination or repossession.  In the event of any such termination or repossession, the Tenant shall pay to the Landlord either (i) in advance on the first day of each month, for what would have been the entire balance of the Term, one-twelfth (1/12) (and a pro rata portion thereof for any fraction of a month) of the annual Basic Rent, Additional Rent and all other amounts for which the Tenant is obligated hereunder, less, in each case, the actual net receipts by the Landlord by reason of any reletting of the Premises after deducting the Landlord’s reasonable expenses in connection with such reletting, including, without limitation, removal, storage and repair costs and reasonable brokers’ and attorneys’ fees, or (ii) upon demand and at the option of the Landlord, the present value (computed at a capitalization rate based upon the so-called “Prime Rate” announced as such in The Wall Street Journal) of the amount by which the payments of Basic Rent and Additional Rent reasonably estimated to be payable for the balance of the Term after the date of the exercise of said option would exceed the payments reasonably estimated to be the fair rental value of the Premises on the terms and conditions of this Lease over such period, determined as of such date, less reletting costs.

Without thereby affecting any other right or remedy of the Landlord hereunder, the Landlord may, at its option, cure for the Tenant’s account any default by the Tenant hereunder which remains uncured after said thirty (30) days’ notice of default from the Landlord to the Tenant, and the cost to the Landlord of such cure shall be paid to the Landlord by the Tenant within thirty (30) days after receipt of an invoice.

If Landlord shall violate, neglect or fail to perform or observe any of the covenants, provisions, or conditions contained in this Lease on its part to be performed or observed, which default continues for a period of more than thirty (30) days after receipt of written notice from Tenant specifying such default, or if such default is of a nature to require more than thirty (30) days for remedy and continues beyond the time reasonably necessary to cure (provided Landlord must have undertaken procedures to cure the default within such thirty (30) days period and thereafter diligently pursue such efforts to cure to completion), Tenant shall have available to it all rights and remedies available to Tenant at law, in equity or hereunder.  Further, in the event such failure of Landlord is causing material interference with the Tenant’s conduct of business at the Premises and Landlord has failed within the foregoing notice and cure period to commence to cure the alleged default, then Tenant shall give to Landlord (by facsimile transmission to number 978-287-5050, or to such other number as Landlord shall have given written notice to Tenant) notice of Landlord’s failure and an additional 24 hours to commence to cure.  If Landlord continues to fail to commence to cure or fails thereafter to diligently proceed to cure, then, Tenant may elect to incur any reasonable expense necessary to perform the obligation of Landlord specified in such notice and bill Landlord for the costs thereof.  Notwithstanding the foregoing, if in Tenant’s reasonable judgment, an emergency situation shall exist, Tenant may cure such default with only reasonable (under the circumstances as determined by Tenant in the exercise of its commercially reasonable judgment) notice to Landlord being required.

Notwithstanding the foregoing, so long as the named Tenant or its affiliate is the Tenant, Tenant shall have, in certain circumstances, a right to offset or deduct expenses incurred by Tenant in curing a Landlord default from Additional Rent payable by Tenant under the Lease, provided that the following conditions set forth below are satisfied.  In the event Landlord fails to commence to cure any alleged default which is causing material interference with Tenant’s conduct of business at the Premises after Tenant shall have given notice to Landlord of such default, Tenant shall have the right, but not the obligation, to remedy such alleged default.  If Tenant cures the alleged default, it shall deliver to the Landlord notice that it has done so and evidence of the out-of-pocket costs incurred by Tenant in curing such default (the “Notice of Cure”).  If Landlord has not disputed the default, then Landlord shall, within sixty (60) days of receipt of a Notice to Cure, reimburse the Tenant for the amount of the out-of-pocket costs of cure expended by Tenant.  If within the said sixty (60) day period, Landlord either (A) fails to reimburse Tenant or (B) fails to initiate expedited arbitration on its dispute concerning the default, then the Tenant may offset against Additional Rent, the reasonable out-of-pocket costs expended by Tenant to cure such default.

If Landlord has initiated arbitration, it shall be an expedited process to determine any or all of the following:  whether (x) a default existed; (y) remedy of the default was necessary at the time and in the manner conducted by Tenant; and (z) the reasonableness of the costs so expended.  The arbitration shall proceed in Portland, Maine according to the expedited rules of the American Arbitration Association.  The arbitration shall be conducted by a single arbitrator who shall be experienced, independent and unbiased and there shall be no more than two (2) full days of hearings.  Each party shall bear its own expenses and counsel fees and each party will pay an equal portion of the arbitration costs and fees.  If the arbitrator finds in favor of Tenant, Landlord shall have thirty (30) days after the award is issued to pay the award to Tenant.  If Landlord fails to reimburse Tenant within thirty (30) days after Tenant receives an award in its favor, then Tenant may offset against Additional Rent the amount of such award.

23.                                 Remedies Cumulative; Waivers.

The specific remedies to which the Landlord may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which the Landlord may be lawfully entitled in any provision of this Lease or otherwise.  The failure of the Landlord or the Tenant to insist in any one or more cases upon the strict performance of any of the covenants of this Lease, or to exercise any option herein contained, shall not be construed as a waiver or relinquishment for the future of such covenant or option.  A receipt by the Landlord, or payment by the Tenant, of Basic Rent or Additional Rent with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver, change, modification or discharge by the Landlord or

Tenant of any provision in this Lease shall be deemed to have been made or shall be effective unless expressed in writing and signed by an authorized representative of the Landlord or the Tenant as appropriate.  In addition to the other remedies in this Lease provided, the Landlord shall be entitled to the restraint by injunction of the covenants, conditions or provisions of this Lease, or to a decree compelling performance of or compliance with any of such covenants, conditions or provisions.

24.                                 Brokers.

The Tenant warrants and represents that it has not dealt with any broker in connection with the Premises or this Lease except Roxanne Cole (RamHarnden Commercial Real Estate) and Gregory Boulos (CBRE/The Boulos Company) as the sole brokers in this transaction.  All commission payments will be the responsibility of the Landlord.  The Tenant hereby indemnifies and holds the Landlord harmless from and against any liability for commissions due any other broker or finder whom the Tenant has dealt in connection with this Lease. The brokerage commission schedule from CBRE/The Boulos Company is attached hereto as Exhibit E.  Ram Harnden shall be paid separately from the commission schedule.

25.                                 Notices.

Any notices, approvals, specifications, or consents required or permitted hereunder shall be in writing and mailed, postage prepaid, by registered or certified mail, return receipt requested, if to the Landlord or the Tenant at the addresses set forth herein, and if to any Mortgagee at such address as it may specify by such notice to the Landlord and the Tenant, or at such other address as any of them may from time to time specify by like notice to the others.  Any such notice shall be deemed given when mailed, except that if any time period commences hereunder with notice, such time period shall be deemed to commence when such notice is delivered or, if earlier, when postal records indicate delivery was first attempted.

26.                                 Estoppel Certificates.

The Landlord and the Tenant hereby agree from time to time, after prior written notice from the other or any Mortgagee, to execute, acknowledge and deliver, within 10 business days, without charge, to the other party, the Mortgagee or any other person designated by the other party, a statement in writing certifying: that this Lease is unmodified and in full force and effect (or if there have been modifications, identifying the same by the date thereof and specifying the nature thereof); that to the knowledge of such party there exist no defaults (or if there be any defaults, specifying the same); the amount of the Basic Rent, the dates to which Basic Rent, Additional Rent and other sums and charges payable hereunder have been paid; and that such party to its knowledge has no claims against the other party hereunder except for the continuing obligations under this Lease (or if such party has any such claims, specifying the same).

27.                                 Parking.

Tenant shall have the right to use its proportionate share of the on-site parking spaces on an unreserved basis; currently 411 parking spaces are available at the Property; provided, however, that Tenant shall have a minimum of 411 parking spaces at all times during the Term.

The use by Tenant, its employees and invitees, of the parking facilities of the Building shall be on the terms and conditions of such rules and regulations set by Landlord as may hereinafter be established or changed from time to time.  Landlord shall have the right to change the parking system from time to time.  Tenant shall not permit to allow any vehicles that belong to or are controlled by Tenant or Tenant’s employees, suppliers, shippers, customers or invitees to be loaded, unloaded or parked in areas other than those designated by Landlord for such activities.  If Tenant permits or allows any such prohibited activities, then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Tenant, which cost shall be immediately payable upon demand by Landlord as additional rent.

28.                                 Bind and Inure; Limited Liability of Landlord.

All of the covenants, agreements, stipulations, provisions, conditions and obligations herein expressed and set forth shall be considered as running with the land and shall extend to, bind and inure to the benefit of the Landlord and the Tenant, which terms as used in this Lease shall include their respective successors and assigns where the context hereof so admits.

The Landlord shall not have any individual or personal liability for the fulfillment of the covenants, agreements and obligations of the Landlord hereunder, the Tenant’s recourse and the Landlord’s liability hereunder being limited to the Property and the Building.  The term “Landlord” as used in this Lease shall refer only to the owner or owners from time to time of the Property or the Building, it being understood that no such owner shall have any liability hereunder for matters arising from and after the date such owner ceases to have any interest in the Property or the Building provided that any funds in the hands of Landlord or the then grantor at the time of such transfer, in which the Tenant is known by Landlord to have an interest, shall be delivered to the grantee.

In no event shall the Landlord be liable to the Tenant for any special, consequential or indirect damages suffered by the Tenant or any other person or entity by reason of a default by the Landlord under any provisions of this Lease.

29.                                 Environmental Compliance.

(a)                                  Landlord hereby covenants with Tenant that Landlord shall comply with all environmental Laws applicable with respect to the Property and the common areas of the Building and obtain all necessary permits and approvals applicable to the discharge, generation, manufacturing, removal, transportation, treatment, storage, disposal and handling of Hazardous Materials or Wastes (as hereinafter defined) as apply to the activities of Landlord, its directors, officers, employees, agents, contractors, subcontractors, licensees, invitees, successors and assigns at the property.  Landlord shall immediately forward to Tenant copies of any and all notices, correspondence, warnings, guidance, or other written materials received from, or given to, any governmental authority in connection with Hazardous Materials or Wastes and their relationship to the Premises, Building or Property.

(b)                                 Prior to the execution of this Lease, Landlord, has provided to Tenant copies of the following identified environmental site assessments and report (collectively, “ESA”):

(A)                              Phase I/Phase II Environmental Site Assessment 10 Southgate Road, Scarborough, ME dated October 9, 2003 prepared by Rizzo Associates.

(c)                                  Landlord represents to Tenant, to the best of Landlord’s knowledge, that the Building, the Premises and the Property do not contain Hazardous Materials or Wastes other than (i) those described in the ESA, (ii) diminimus quantities of those used in connection with the operation, maintenance and repair of the Property or Building and in compliance with laws, and (iii) those used by other tenants in the Building.  The current operations at the Property, to Landlord’s best knowledge, comply with applicable environmental Laws and will not result in an imposition of liability or obligations on Tenant or damage to, or disturbances to Tenant’s use and occupancy of, the Premises or which could otherwise affect Tenant’s quiet enjoyment of the Premises.  Landlord (i) shall continue at all times during the term of this Lease to handle, use, store, treat, transport and dispose of any Hazardous Materials and Wastes which pose a hazard to the health and safety of the occupants of the Building in accordance with applicable environmental Laws relating to the same; and (ii) covenant to comply with all environmental Laws applicable to Landlord activities at the Building and the Property.

(d)                                 Tenant hereby covenants to Landlord that Tenant shall:  (a) (i) comply with all Laws applicable to the discharge, generation, manufacturing, removal, transportation, treatment, storage, disposal and handling of Hazardous Materials or Wastes as apply to the activities of the Tenant, its directors, officers, employees, agents, contractors, subcontractors, licensees, invitees, successors and assigns at the Property, without limiting the generality of the foregoing, and prior to the expiration or termination of this Lease, the closure of any hazardous waste storage area and/or any Nuclear Regulatory Commission (“NRC”) regulated facilities in accordance with all applicable Environmental Laws and NRC requirements, (ii) remove any Hazardous Materials or Wastes from the Premises arising from Tenant’s use of the premises immediately upon discovery of same in accordance with all applicable Laws and orders of governmental authorities having jurisdiction, (iii) pay or cause to be paid all costs associated with such removal including remediation and restoration of the Premises, and (iv) indemnify Landlord from and against all losses, claims and costs arising out of the migration of Hazardous Materials or Wastes from or through the Premises into or onto or under other portions of the Building or the Property or other properties arising from Tenant’s use of the Premises; (b) keep the Property free of any lien imposed pursuant to any applicable Law in connection with the existence of Hazardous Materials or Wastes in or on the Premises; (c) not install or permit to be installed or to exist in the Premises except in conformance with all applicable Laws and regulations any asbestos, asbestos-containing materials, urea formaldehyde insulation or any other chemical or substance which has been determined to be a hazard to health and environment; (d) except in conformance with all applicable Laws and regulations not cause or permit to exist, as a result of an intentional or unintentional act or omission on the part of Tenant or any occupant of the Premises, a releasing, spilling, leaking, pumping, emitting, pouring, discharging, emptying or dumping of any Hazardous Materials or Wastes onto the Premises; (e) identify on Exhibit C all Hazardous Materials or Wastes currently used by Tenant and shall notify Landlord of any changes or addition to the Hazardous Materials or Wastes so used; (f) give all notifications and prepare all reports required by Laws or any other law with respect to Hazardous Materials or Wastes existing on, released from or emitted from the Premises (and shall give copies of all such notifications and reports to Landlord) arising from Tenant’s use of the Premises; (g) promptly notify Landlord in writing of any release, spill, leak, emittance, pouring, discharging, emptying or dumping of Hazardous Materials or Wastes in or on the Premises caused by Tenant; (h) in the event Landlord has a reasonable belief that Tenant has discharged or released Hazardous Materials or Wastes at the Property, pay for periodic environmental monitoring by Landlord of Tenant’s space as well as subsurface testing paid as additional rent; (i) promptly notify Landlord in writing of any summons, citation, directive, notice, letter or other communication, written or oral, from any local, state or federal governmental agency, or of any claim or threat of claim known to Tenant, made by any third party relating to the presence or releasing, spilling, leaking, pumping, emitting, pouring, discharging, emptying or dumping of any Hazardous Materials or Wastes onto the Premises; and (j) if a closure is required due to acts of the Tenant under the provisions of the Resource Conservation and Recovery Act, 42 U.S.C. Subsection 6901, et seq. (“RCRA”) or other applicable Environmental Laws, provide evidence reasonably satisfactory to Landlord at or prior to the termination of the Lease that such closure has been completed in accordance with all applicable RCRA and Environmental Law requirements.

(e)                                  The term “Hazardous Materials or Wastes” shall mean any hazardous or toxic materials, pollutants, chemicals, or contaminants, including without limitation asbestos, asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls (“PCBs”) and petroleum products as defined, determined or identified as such in any Laws, as hereinafter defined.  The term “Laws” means any federal, state, county, municipal or local laws, rules or regulations (whether now existing or hereinafter enacted or promulgated) including, without limitation, the Clean Water Act,

33 U.S.C. Section 1251 et seq. (1972), the Clean Air Act, 42 U.S.C. Section 7401 et seq. (1970), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Subsection 1802, and The Resource Conservation and Recovery Act, 42 U.S.C. Subsection 6901 et seq., any similar state laws, as well as any judicial or administrative interpretation thereof, including any judicial or administrative orders or judgments.

(f)                                    Tenant further covenants and agrees that (x) all waste water discharged from the Premises, including from all laboratory space within the Premises, shall be suitable for discharge into the Building’s collection facility and into the sanitary sewer system; (y) it shall collect all chemicals, biological waste and Hazardous Materials and Wastes into appropriate hazardous waste storage receptacles and discard the same in accordance with and as required by applicable Environmental Laws and shall not dispose of the same through the Building’s plumbing system; and (z) comply with all Environmental Laws and with Tenant’s internal guidelines, protocols and procedures governing the operation of the microbiological and/or biomedical laboratories within the Premises.

(g)                                 Except to the extent of liability arising out of or resulting from the acts or negligence of Landlord or its successors or assigns or their agents, employees, contractors, licensees, invitees or employees on or about the Premises or in connection with the existence of Hazardous Materials or Waste existing on the Premises as of the date of this Lease, Tenant hereby agrees to defend, indemnify and hold harmless Landlord, its employees, agents, contractors, subcontractors, licensees, invitees, successors and assigns from and against any and all claims, losses, damages, liabilities, judgments, costs and expenses (including, without limitation, attorneys’ fees and costs incurred in the investigation, defense and settlement of claims or remediation of contamination) incurred by such indemnified parties as a result of or in connection with the presence at or removal of Hazardous Materials or Wastes from the Premises arising from Tenant’s use of the Premises.  Tenant shall bear, pay and discharge, as and when the same become due and payable, any and all such judgments or claims for damages, penalties or otherwise against such indemnified parties, shall hold such indemnified parties harmless against all claims, losses, damages, liabilities, costs and expenses, and shall assume the burden and expense of defending all suits, administrative proceedings, and negotiations of any description with any and all persons, political subdivisions or government agencies arising out of any of the occurrences set forth in this Section 29.  The provisions of this Section shall survive termination of this Lease.

(h)                                 Notwithstanding anything herein to the contrary, Tenant shall have no liability, obligation or responsibility whatsoever for any Hazardous Materials or Wastes existing on the Premises as of the date of this Lease or which are hereafter introduced to the Premises as a result of the acts or omission of Landlord, any other tenant of the Property, or any third party (except third parties who are agents or contractors of Tenant.  Except to the extent caused by Tenant or Tenants agents, employees, contractors or invitees, Landlord shall indemnify and hold Tenant harmless from and against any and all claims, losses, damages, liabilities, judgments, costs and expenses (including, without limitation, attorney’s fees and costs incurred in the investigation, defense and settlement of claims or remediation of contamination) incurred by Tenant as a result of the existence of Hazardous Materials and Waste on the Premises as of the date of this Lease (other than in conformance with all Laws).  Landlord further agrees to indemnify and hold Tenant harmless for any and all claims, losses, damages, liabilities, judgments, costs and expenses (including, without limitation, attorney’s fees) arising out of the introduction by other Tenants (including their agents, employees, invitees and contractors) to the Property of Hazardous Materials and Wastes if such Tenants were permitted under their Leases to use any portion of the Property for the manufacture, storage, generation, treatment, handling or disposal of such Hazardous Materials or Wastes.

30.                                 Redemption, Counterclaim and Jury Trial.

Tenant, for itself and for all persons claiming through or under it, hereby acknowledges that this Lease constitutes a commercial transaction, and hereby expressly waives any and all rights which are or may be conferred upon Tenant by any present or future law to redeem the Premises, or to any new trial in any action or ejection under any provisions of law, after reentry thereupon, or upon any part thereof, by Landlord, or after any warrant to dispossess or judgment in ejection.  If Landlord shall acquire possession of the Premises by summary proceedings, or in any other lawful manner without judicial proceedings, it shall be deemed a reentry within the meaning of that word as used in this Lease.  In the event that Landlord commences any summary proceedings or action for nonpayment of rent or other charges provided for in this Lease, Tenant shall not interpose any non-compulsory counterclaim of any nature or description in any such proceeding or action.  Tenant and Landlord both waive a trial by jury of any or all issues arising in any action or proceeding between the parties hereto or their successors, under or connected with this Lease, or any of its provisions.

31.                                 Recording.

Tenant shall not record this Lease but will, at the request of Landlord, execute a memorandum or notice thereof in recordable form satisfactory to both Landlord and Tenant specifying the date of commencement and expiration of the term of this Lease and other information required by statute.  Either Landlord or Tenant may then record said memorandum or notice of lease.

32.                                 Force Majeure.

Landlord and Tenant shall be excused for the period of any delay in the performance of any obligations hereunder, when prevented from so doing by cause or causes beyond such party’s control which shall include, without limitation, all labor disputes, civil common, war, war-like operations, invasion, rebellion, hostilities, military or usurped power, sabotage, governmental regulations or controls, fire or other casualty, inability to obtain any material, services or financing or through Acts of God.  provided:

(a)                                  Except as provided herein, nothing in this Lease shall be deemed to excuse or permit any delay in the payment of any sums of money required hereunder, or any delay in the cure of any default which may be cured by the payment of money;

(b)                                 No reliance by Landlord or Tenant upon this Section shall limit or restrict in any way the other party’s  right of self-help as provided in this Lease; and

(c)                                  Notwithstanding anything to the contrary herein, Tenant’s basic rent shall be equitably abated if Tenant is prevented from operating its business at the Premises due to any event set forth above for a period in excess of forty-five (45) days.

Neither Landlord nor Tenant shall be entitled to rely upon this Section unless such party shall advise the other in writing, of the existence of any force majeure preventing the performance of an obligation within five (5) days after the commencement of the force majeure.

33.                                 Captions.

The captions for the numbered Sections of this Lease are provided for reference only and they do not constitute a part of this agreement or any indication of the intentions of the parties hereto.

34.                                 Integration.

The parties acknowledge that all prior written and oral agreements between them and all prior representations made by either party to the other have been incorporated in this instrument or otherwise satisfied prior to the execution hereof.

35.                                 Severability; Choice of Law.

If any provision of this Lease shall be declared to be void or unenforceable either by law or by a court of competent jurisdiction, the validity or enforceability of remaining provisions shall not thereby be affected.

This Lease is made under, and shall be construed in accordance with, the laws of the State of Maine.

36.                                 Renewal.

(a)                                  Provided that Tenant is not in default under the Lease beyond the expiration of applicable notice and cure periods on the date Tenant delivers Tenant’s Renewal Notice (as hereinafter defined) or at any time thereafter through the commencement date of a Renewal Term (as hereinafter defined), Tenant shall have two options (each a “Renewal Option”) to renew the Lease for seven year terms (each such seven year term a “ Renewal Term”) at the rent and upon the other terms set forth below by delivering notice to Landlord (“Tenant’s Renewal Notice”) exercising the Renewal Option within 180 days prior to the scheduled expiration of this Lease.  Time shall be of the essence with respect to Tenant’s exercise of the Renewal Option and delivery of Tenant’s Renewal Notice.  Landlord shall deliver a notice to Tenant (“Landlord’s Reminder”) no earlier than 5 months, and no later than 4 months prior to the date by which Tenant must deliver Tenant’s Renewal Notice, provided that Landlord shall have no liability for failure to deliver Landlord’s Reminder beyond allowing Tenant to exercise Tenant’s Renewal Notice within forty-five (45) days following delivery of Landlord’s Reminder notwithstanding that such period may be less than 180 days prior to the scheduled expiration of this Lease.  In the event that Tenant shall fail to deliver Tenant’s Renewal Notice in accordance with the provisions hereof, Tenant shall be deemed to have forever waived its right to exercise the Renewal Options, and Tenant shall have no further right to renew or extend the term of the Lease.  Promptly after delivery of Tenant’s Renewal Notice, or failure by Tenant to deliver Tenant’s Renewal Notice, Landlord and Tenant shall execute and deliver an instrument reasonably satisfactory to both parties stating that Tenant has or has not exercised a Renewal Option.

(b)                                 Upon Landlord’s receipt of Tenant’s Renewal Notice in accordance with the requirements of this Section, the Lease, subject to the provisions of this Section, shall be automatically extended for the Renewal Term with the same force and effect as if the Renewal Term had been originally included in the term of the Lease, except that the Basic Rent under the Lease shall be equal to the following:

Period	Rent Per RSF	Annual Basic Rent	Monthly Installment
Lease Years 11 – 17	$9.00	$577,422.00	$48,118.50
Lease Years 18 – 24	$10.00	$641,580.00	$53,465.00

There shall be no rent concessions or obligation of Landlord to perform or pay for any work during the Renewal Term.

(c)                                  The Renewal Options shall automatically terminate and become null, void and of no force and effect upon the earlier to occur of (1) the expiration or earlier termination of the Lease pursuant to law or the express terms of this Lease, or (2) the failure of Tenant to timely and properly exercise a Renewal Option.

37.                                 Landlord’s Base Building Work.

Landlord shall, at Landlord’s expense, complete the following base building improvements (“Landlord’s Base Building Work”):

(1)                                  Repaving, resealing and striping of the parking areas;

(2)                                  Improved common lighting;

(3)                                  New landscaping and building sign structure;

(4)                                  Improved utility metering (including a separate meter or checkmeter for gas and electric);

(5)                                  Repainting of the Building;

(6)                                  Repair or replacement of the roof;

(7)                                  Installation of an addressable fire alarm system;

(8)                                  Common area code compliance work;

(9)                                  New building façade consistent with elevation.

(10)                            Underground sprinklers along the front of the Building;

(11)                            New concrete pavers at entryway walks;

(12)                            Sheetrock and insulated walls on the interior of the demising walls within the Building.

Landlord shall, in Landlord’s commercially reasonable judgment, elect whether repair or replacement of a component of the Building shall be performed.  Landlord shall perform Landlord’s Base Building Work in a good and workmanlike manner pursuant to plans and specifications approved by Landlord.  Tenant shall have the right to review and approve (such approval not unreasonably withheld) the repaving and resealing of the parking areas.  In addition, Tenant shall have the right to install (at Tenant’s cost and expense) its sign in the dominant position on the new building sign structure, which shall include, at Tenant’s option, reference to the Building as the “Binax Building.”

38.                                 Intentionally Omitted.

39.                                 Tenant’s Right of First Refusal.

If at any time and from time to time during the Term of the Lease all or a portion of the 17,024 rentable square feet of vacant space in the Building which is adjacent to the Premises and more particularly described on Exhibit F attached hereto (hereafter, the “Right of First Refusal Space”), and Tenant is not in default under the Lease beyond the expiration of applicable notice and cure period at such time, Landlord shall first notify Tenant, in writing, (“Landlord’s Notice”) of such available space (the “Right of First Offer”), which shall be made available to Tenant at the same rent and upon all of the other terms and conditions of this Lease (including, without limitation, renewal rights) together with an allowance of up to $30.00 per rentable square foot (which shall be repaid as set forth below) and shall be for a term which is co-terminus with the lease Term described herein.  Tenant may, within thirty (30) days of the receipt of the notice, decline or accept such offer, in writing, and within thirty (30) days thereafter enter into an amendment to this Lease that adjusts the rentable square feet of the Premises, Basic Rent, Tenant’s Percentage and other applicable terms herein to reflect the incorporation of such Right of First Refusal Space into the Lease, effective as of the date of such amendment.  To the extent Tenant avails itself of all or part of the available allowance, Tenant shall repay the allowance by amortizing the amount so utilized at a 10% per annum interest rate over a term equal to the remaining Term of the Lease, provided if less than 7 years remain in the then existing Term, Tenant may exercise a Renewal Option (if one remains available) in which event the amortization shall be over a 7 year period.

Should Tenant fail to accept the Right of First Refusal Space in writing within thirty (30) days of receipt of the Landlord’s Notice, then Landlord shall be free to solicit offers from third parties to lease such available space.  In the event that Landlord receives from a third party a bona fide written offer to lease (the “Third Party Offer”) all or a portion of the Right of First Refusal Space and Tenant is not then in default under the Lease beyond the expiration of applicable notice and cure period, then Landlord shall give Tenant written notice of such Third Party Offer, which notice shall contain all terms and conditions set forth in the Third Party Offer.  Tenant shall have a right of first refusal exercisable within fifteen (15) days following receipt by Tenant of the terms of the Third Party Offer to elect to lease the Right of First Refusal Space upon the same rent and upon all of the other terms and conditions of this Lease (including without limitation renewal rights) together with an allowance of up to $30.00 per rentable square foot (which shall be repaid as set forth below) and shall be for a term which is co-terminus with the lease Term described herein.  To the extent Tenant avails itself of all or part of the available allowance, Tenant shall repay the allowance by amortizing the amount so utilized at a 10% per annum interest rate over a term equal to the remaining Term of the Lease, provided if less than 7 years remain in the then existing Term, Tenant may exercise a Renewal Option (if one remains available) in which event the amortization shall be over a 7 year period.  Tenant shall exercise such right of first refusal if it elects to do so by providing written notice to Landlord within said fifteen (15) day period outlined above.  If Tenant fails to exercise such right within said fifteen (15) day period, Landlord may lease the Right of First Refusal Space to the third party upon terms no more favorable than those set forth in the Third Party Offer.  If Landlord fails to execute a Lease of the Right of First Refusal Space based on the Third Party Offer within ninety (90) days following receipt by Tenant of the Third Party Offer, Landlord shall be required to again comply with the requirements of this Section.

The Right of First Offer shall automatically terminate upon the earlier to occur of (1) the expiration or earlier termination of this Lease, or (2) the failure of Tenant to timely exercise any right to lease space under its Right of First Offer Space.

Notwithstanding anything herein to the contrary, Tenant acknowledges and agrees that Maine Molecular Quality Controls, Inc. (“Maine Molecular) has a right of first offer on the eastern 3,384 rentable square feet of the Right of First Offer Space (the “Maine Molecular Offer Space”) that is superior to the Right of First Offer granted to Tenant herein, and that Tenant’s Right of First Offer on the Maine Molecular Offer Space shall arise only following offer and rejection by Maine Molecular of the Maine Molecular Offer Space.

40.                                 Purchase Option.

(a)                                  (i)                                     Provided Tenant is not in default under the Lease beyond the expiration of applicable notice and cure period at such time, Tenant shall have the option, following the 1st Lease Year, the 3rd Lease Year and  the 7th Lease Year, to purchase the Property (“Purchase Option”) which Purchase Option shall be exercised by Tenant by delivery of a notice, in writing, (“Purchase Notice”) within 30 days following the end of any of the 1st, 3rd and 7th Lease Year, as applicable.  If Tenant shall give Landlord the Purchase Notice in a timely fashion, Landlord shall thereupon be bound to sell and Tenant shall be bound to purchase from Landlord the Property on the terms and conditions set forth herein.  The closing of title (the “Closing”) shall take place by escrow utilizing Tenant’s title insurance company or other third party reasonably acceptable to Landlord and Tenant on or before the date which is 90 days following the end of the Lease Year after which the Purchase Option was exercised.

(ii)                                  If Tenant does not exercise its Purchase Option prior to the date which is thirty (30) days after the expiration of the third Lease Year, the Term of the Lease shall be automatically extended for three additional Lease Years and the Term shall then expire on the last day of the 10th Lease Year.  The automatic extension is not the exercise of the first Renewal Option and Tenant may, in accordance with the provisions of Section 36, exercise the Renewal Options under this Lease.

(b)                                 In the event Tenant anticipates exercising its Purchase Option, Tenant may give notice to Landlord of the same prior to exercising its Purchase Option without any obligation to thereafter exercise its Purchase Option, and the parties shall proceed to determine the purchase price.  The base purchase price shall be equal to the amount set forth on Exhibit G attached hereto, provided, however, as noted on Exhibit G, the purchase price assumes that no tenant improvement dollars have been expended by Landlord on the Right of First Refusal Space.  In the event such funds are expended, the purchase price will be increased to include the unamortized tenant improvement dollars (with amortization being over the remaining initial Term with interest at 10% per annum).  The purchase price has been calculated to equal the value determined by application of a 9.5% capitalization rate on the net operating income of the Property for the prior 12 month period based upon an assumed fully leased building based on leases in place and assuming Tenant has, after the first Lease Year, expanded into the “Furniture Showcase” space plus the amount of the unamortized tenant improvement costs.  In the event Landlord constructs the expansion of the Building pursuant to the provisions of Section 41 below, the Purchase Price shall be increased by an amount determined by applying the formula set forth above and if the Building has not been fully leased for the 12 month period prior to the date of determination, a rent of $7.50 per square foot, triple-net, will be assumed for the rentable square footage of the Building not subject to a commercially reasonable lease based on arms length negotiations with a party unaffiliated with Landlord.

(c)                                  Tenant may, during the period commencing 90 days prior to and up until the date of exercise of its Purchase Option, upon notice to Landlord, elect to conduct, at Tenant’s expense, a due diligence investigation of the Property, including but not limited to, title review, environmental inspections, surveying, structural building inspections and other due diligence customarily conducted by a purchaser of commercial real estate.  Landlord shall provide Tenant with copies of leases, service contracts, inspections, environmental reports and investigations, surveys and other property documents requested by Tenant, together with access to its books and records relating to the Property.

(d)                                 In the event Landlord obtains a loan from a mortgage lender, Landlord covenants that (i) during the first three Lease Years the mortgage will be a flexible bank product with no prohibition on prepayment; (ii) after the third Lease Year the financing will permit on at least one occasion during the life thereof assumption of the loan and the mortgage securing the same on commercially reasonable terms in the event the loan cannot be prepaid and Landlord shall use its best efforts to negotiate for a two time transfer right and such financing shall be a commercially standard permanent loan with such reasonable flexibility with respect to terms and prepayment rights as Landlord can reasonably negotiate.  If the Property is encumbered by a mortgage that cannot be prepaid by Landlord and that permits assumption of the indebtedness secured thereby, Tenant shall, during its due diligence period or after exercise of its Purchase Option, make diligent efforts to have its assumption of such mortgage be approved by the holder thereof.  Landlord shall cooperate with Tenant in this regard.  In the event the mortgagee imposes a transfer or assumption fee, Tenant shall pay the same in an amount up to 1% of the then outstanding principal balance of the same.

(e)                                  At the closing, Landlord shall convey the Property to Tenant by a quit claim deed duly executed and acknowledged by Landlord, in a manner proper for recordation, free from liens and encumbrances except those listed on Exhibit D attached hereto, “AS IS,” without representation or warranty as to the condition of the Property.  Landlord shall assign its interest in all leases in effect to Tenant.  Tenant shall bear the costs incurred in connection with the closing, including title insurance, the survey, and recording fees; provided, however, that Landlord shall bear the cost of its own attorney’s fees and ½ of state and local conveyance taxes.  The title so conveyed shall be good marketable and insurable fee simple title subject to leases in place and to the liens and encumbrances listed on Exhibit D.

(f)                                    If the Purchase Option is exercised, then the terms and conditions of this Lease shall remain in full force and effect until the sale and purchase is closed.

(g)                                 If, after the Purchase Option is exercised, Tenant, without fault on the part of Landlord, fails to pay the purchase price, execute and deliver all documents and take any other actions that may be necessary in order to consummate its purchase (referred to below in this Section as the “failed closing date”) in accordance with the terms of the Purchase Option for any reason other than the failure by Tenant to be permitted by the applicable mortgage to assume any financing which cannot be prepaid at the time of transfer of the Property to Tenant or the failure of Landlord to convey good and marketable and insurable title in fee simple to Tenant or any default or breach of Landlord’s obligations hereunder, then Tenant shall reimburse Landlord in an amount equal to one hundred percent (100%) of all reasonable out-of-pocket costs and expenses incurred by Landlord, including without limitation reasonable attorney’s fees, in connection with the Tenant’s exercise of the Purchase Option. If without fault of Tenant, Landlord fails to close on the transfer of the Property, Landlord shall reimburse Tenant in an amount equal to one hundred percent (100%) of all reasonable out-of-pocket costs and expenses incurred by Tenant, including without limitation reasonable attorney’s fees, in connection with the Tenant’s exercise of the Purchase Option.

(h)                                 The Purchase Option shall automatically terminate and become null, void and of no force and effect upon the earlier to occur of (1) the expiration or termination of the Lease by Landlord or pursuant to law, (2) the assignment of this Lease by Tenant, or (3) the failure of Tenant to timely and properly exercise this Purchase Option.

41.                                 Building Expansion.

In addition to the right of first offer set forth above, Tenant may, so long as Tenant is not in default under this Lease beyond the expiration of applicable grace periods, on the terms and conditions set forth below, exercise its right to expand the Premises in the area shown as “Expansion J” on Exhibit A-1, in which event Landlord shall promptly commence and thereafter diligently prosecute to completion the construction of an addition of approximately 13,640 rentable square feet (the “Addition”) to the Building:

(i)                                     Landlord shall construct the Addition in a good and workmanlike manner using building standard materials, pursuant to plans and specifications prepared by Landlord and approved by Tenant, which approval shall not be unreasonably withheld (the approval terms and mechanism to be the same as set forth for approval of the Tenant Improvement Plans as described in Exhibit B).

(ii)                                  From and after the date Landlord reasonably anticipates Substantial Completion of the Addition, there shall remain at least seven (7) Lease Years of the Term and if there are less than seven (7) Lease Years remaining, then the term of the Lease shall be automatically extended to provide that there shall be a seven (7) Lease Year term from and after the date of substantial completion of the Addition.  Basic Rent shall be paid for such period at the rates provided in the Renewal Option section of this Lease, Section 36, for the corresponding periods.

(iii)                               Assuming Landlord delivers a shell building addition to Tenant, the Basic Rent for the area of the Addition shall be an amount equal to, on a per rentable square foot basis, the Basic Rent per rentable square foot payable under the terms of this Lease for the corresponding periods.  Landlord shall make available to Tenant an allowance of not more than $30.00 per rentable square foot to be applied to leasehold improvements and $5.00 per rentable square foot for heating, ventilating and air conditioning systems.  To the extent Tenant utilizes any portion of the allowance, the Basic Rent shall be increased by an amount per rentable square foot equal to the amortized cost of the amount of such allowance utilized over a seven (7) year period with interest at ten percent (10%) per annum.  In connection with the construction of the Addition, Landlord shall enter into a gross maximum price contract with a contractor selected by Landlord (and approved by Tenant, such approval not to be unreasonably withheld) after receiving not less than 2 competitive bids;

(iv)                              The area of the Addition shall be deemed a part of the Premises from and after Substantial Completion (which shall have the meaning ascribed to it in Exhibit B) as the same may be accelerated by reason of Tenant Delay (as defined in Exhibit B) of the Addition.  Upon Substantial Completion, the Basic Rent, Tenant’s Pro Rata Share and provisions regarding Additional Rent shall be appropriately adjusted.

(v)                                 Upon exercise by Tenant of the right above set forth, Landlord and Tenant shall enter into an amendment of the Lease to incorporate the foregoing provisions and others as deemed necessary.  If Landlord and Tenant do not enter into a fully executed amendment to this Lease within 30 days after Tenant gives notice to Landlord of the exercise of its aforesaid right, then this right shall lapse and be of no further effect;

(vi)                              The right to have the Addition constructed shall automatically terminate and become null, void and of no force and effect upon the earlier to occur of (1) the expiration or termination of the Lease by Landlord or pursuant to law, or (2) the termination or surrender of Tenant’s right to possession of the Premises.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in quadruplicate under seal as of the date first above written.

Signed, Sealed, and Delivered
in the Presence of:	Landlord:

WE 10 SOUTHGATE LLC
	By:	Winstanley Enterprises LLC
Its Manager

/s/ Denise Dende		By:	/s/ Adam D. Winstanley

Its Manager
Denise Dende

Tenant:

BINAX, INC.

/s/ Andrew C. Wilkinson	By:	/s/ Roger N. Piasio

Its President/CEO
Controller

Exhibit A

Legal Description of Premises

EXHIBIT A – PROPERTY DESCRIPTION

Parcel 1:

A certain lot or parcel of land, situated northerly and easterly of Southgate Road, so called in the Town of Scarborough, County of Cumberland, State of Maine, being shown as Parcel 1 on a plan entitled “ALTA/ACSM Land Title Survey of the Enterprise Center Lot, 10 Southgate Road, Scarborough, Maine” for WE 10 Southgate, LLC, Concord, Massachusetts, dated October 6, 2003 by Sebago Technics, Inc. Westbrook, Maine, STI File NO 03361, hereinafter referred as “the plan”;  said Parcel being more particularly bounded and described as follows:

BEGINNING at a found 5/8 inch rear in the northerly sideline of Southgate Road at the southwesterly corner of land now or formerly of Fair Terminal Corp. as described in a deed recorded in the Cumberland County Registry of Deeds in Book 11533, Page 107;

Thence N 80° 49’ 56” W, by and along the northerly sideline of Southgate Road, a distance of 135.84 feet to a found concrete monument as shown on said plan;

Thence N 70° 52’ 26” W, continuing by and along the northerly sideline of Southgate Road, a distance of 119.09 feet to a found iron pipe;

Thence N 70° 52’ 26” W, by and along the northerly sideline of Southgate Road, a distance of 246.26 feet to a point;

Thence N 28° 45’ 43” W, by and along the northerly sideline of Southgate Road, a distance of 154.61 feet to a found concrete monument in the easterly sideline of Southgate Road as shown on the plan;

Thence N 18° 01’ 44” E, by and along the easterly sideline of Southgate Road, a distance of 292.58 feet to a point;

Thence N 71° 26’ 47” E, by and along the easterly sideline of Southgate Rod, a distance of 76.7 feet to a point at the southwesterly corner of land now or formerly of James Reed Revocable Trust by a deed recorded in Book 12777, Page 40;

Thence N 71° 26’ 47” E, by and along the southerly line of said James Reed, a distance of 369.02 feet to a found iron pipe as shown on the plan of the southeasterly corner of said Reed and the southwesterly corner of said Fair Terminal Corp.;

Thence S 72° 08’ 21” E, by and along the southerly line of Fair Terminal Corp., a distance of 151.29 feet to a found granite monument as shown on the plan;

Thence S 09° 02’ 00” W, by and along the westerly line of Fair Terminal Corp. a distance of 658.69 feet to the point of beginning.

Exhibit A-1

Floor Plan of Premises

[Omitted]

Exhibit B

Work Letter For Landlord’s Work

I.                                         ALTERATIONS AND ALLOWANCE.

A.                                   Upon the full and final execution of this Lease, Landlord shall commence and thereafter diligently prosecute to completion in a good and workmanlike manner certain alterations and improvements to the Premises (the “Tenant Improvement Work”).  Notwithstanding the foregoing, the Tenant Improvement Work may not be commenced and performed in the Premises unless and until Landlord and Tenant approve the final plans for the same.  Simultaneous with the execution of the Lease, Landlord shall, at Tenant’s expense, retain an architect and engineer to prepare complete construction drawings, plans and specifications for the Tenant Improvement Work, in form and substance suitable and adequate for submission, if necessary, to the appropriate government authority(ies) for approval and in a form reasonably satisfactory to the Tenant and Landlord.  The architect and Tenant shall be responsible for elements of the design relating to functionality of design, the configuration of the Premises, coordination and installation of Tenant security systems, telecommunications wiring and cable, and the placement of Tenant’s furniture, appliances and equipment.  Notwithstanding the delineation of the architect’s scope of work, Landlord is not required to perform work beyond that shown on the Tenant Improvement Plans.  The architect preparing the plans shall be responsible for the structural integrity of the design and compliance with law.  The architect shall cause the plans and drawings to be submitted to Landlord and Tenant for approval.  Landlord’s approval of Tenant’s plans and specifications shall in no event relieve Tenant and architect of the responsibility for such design.  All plans and specifications shall be prepared in accordance with the capacities of the Building allocated to the Premises and not exceed those capacities.  The completed construction drawings, plans and specifications, as approved by Landlord and Tenant, are sometimes referred to herein as the Tenant Improvement Plans.  Landlord and Tenant shall use commercially reasonable efforts to finalize the Tenant Improvement Plans as soon as possible and not later than October 1, 2004.  In the event the Tenant Improvement Plans are not completed by October 1, 2004, then for each day of delay, the March 1 and May 1 dates set forth below shall be pushed back on a day for day basis.  Landlord and Tenant specifically acknowledge and agree that the architect shall act as Tenant’s representative with respect to work performed by any and all contractors and subcontractors retained by Landlord in connection with the Tenant Improvement Plans; provided however that (i) any notice given to the architect is simultaneously given to Tenant and (ii) Tenant shall have the right to attend all meetings and participate in all decisions to be made by Tenant.

Plans and specifications required to be approved by Landlord or Tenant shall be approved or returned with comments by Landlord or Tenant within five (5) business days of delivery by the architect of such plans and specifications; the failure by the party owing a response within such period shall be deemed approval.  Landlord’s approval of plans and specifications will not be unreasonably conditioned or withheld.

B.                                     Landlord shall permit Tenant to deviate from the Building Standards (defined herein) of the Building for the Tenant Improvement Work; provided that (a) the deviations shall not be of a lesser quality than the standards; (b) the deviations conform to applicable governmental regulations; (c) the deviations do not require base Building services or systems to deviate from any specifications of the Building provided by Landlord nor beyond the level normally provided to other tenants in the Building and do not overload the floors; (d) Landlord has determined in its reasonable discretion that the deviations are of a nature and quality that are consistent with the overall objectives of the Landlord for the Building;

and (e) Tenant pays all costs associated with or arising from the deviation from Building Standards (as defined below).

C.                                     (i)                                     Landlord, at Tenant’s sole cost and expense, shall, if necessary, submit the Tenant Improvement Plans to the appropriate governmental authority(ies) for approval and the issuance of necessary building and other permits (the “Permits”).  Landlord, with Tenant’s cooperation, shall cause to be made any changes in the plans and specifications necessary to obtain the Permits.  After the final approval of the Tenant Improvement Plans by the appropriate governmental authorities, no further changes to the Tenant Improvement Plans may be made without the prior written approval from both Landlord and Tenant.

(ii)                                  Notwithstanding the foregoing, Landlord shall not be expected nor required to obtain any permits or approvals relating to any back-up generator or Tenant’s permitted use of the Premises.  Tenant shall be solely responsible for obtaining, at its sole cost and expense, all permits and approvals necessary or appropriate for the conduct of its business, operation of its property and equipment and use of the Premises.  Landlord shall be responsible, at its sole cost and expense, for obtaining the necessary building permit(s) for the construction of the Tenant Improvement Work and any temporary and/or permanent certificate(s) of occupancy issued upon completion of the Tenant Improvement Work.  The cost of such permits and certificates shall be paid from the Allowance or by Tenant.  Tenant agrees to cooperate with and assist Landlord in obtaining the building permit(s) and Certificates of Occupancy.

II.                                     CONSTRUCTION OF INITIAL ALTERATIONS.

A.                                   Upon completion of the Improvement Plans, Landlord shall enter into a gross maximum price construction contract with a contractor approved by Landlord and Tenant (such approval not to be unreasonably withheld or delayed) as the construction manager and contractor for the construction of the Tenant Improvement Work.  Landlord shall obtain at least 3 bids from contractors and shall include Tenant in the review of bids.  Landlord shall also ask for Tenant’s input in the selection of bidders.  Landlord shall use its best efforts to cause the construction contract to provide for penalties in the event the contractor fails to complete construction of the Tenant Improvement Work by March 1, 2005 for reasons other than events of force majeure and subject to adjustment based on approved change orders.  Landlord shall supervise the completion of the Tenant Improvement Work and shall use due diligence to secure Substantial Completion (as defined below) of the Tenant Improvement Work by March 1, 2005.  Landlord and the contractor shall notify the architect and Tenant of all construction meetings and shall permit the architect and Tenant to attend and participate in construction meetings.  Landlord shall not be liable for any direct or indirect costs, expenses or damages as a result of delays in construction caused by Tenant Delays (as defined below) or due to event(s) of Force Majeure.

B.                                     Landlord shall cause the Tenant Improvement Work to be performed using building standard materials, quantities and procedures then in use by Landlord in the Building (“Building Standard”), except as may be stated or shown otherwise in the Tenant Improvement Plans.

III.                                 PAYMENT OF COST OF THE INITIAL ALTERATIONS.

12.                                 Landlord shall contribute a fixed allowance of $5.00 per rentable square foot to be applied to the HVAC Work to be done as part of the Tenant Improvement Work.  In addition, Landlord agrees to contribute, at Tenant’s discretion, the sum of up to $30.00 per rentable square foot toward the cost of the Tenant Improvement Work (the “Allowance”).  In the event the cost of the Tenant Improvement Work and the fees of the architect and engineer exceeds the Allowance or if Tenant elects not to utilize all or any part of the Allowance, Tenant shall fund such costs (the “Tenant Construction Cost”) to complete the Tenant Improvement Work.  Tenant shall pay the amount of the Tenant Construction Cost in the following manner:  Landlord shall submit to Tenant, from time to time, but not more often than once a month, the following:  an application for payment, which shall be signed by general contractor and approved by the architect as Tenant’s representative.  Landlord shall also submit a copy of a receipted invoice or other evidence reasonably satisfactory to Tenant of the payment by Landlord (to the extent paid by Tenant) of the prior month’s application for payment.  To the extent that Tenant wishes to have an architect other than the architect retained by Tenant as hereinabove provided, or other representative of Tenant, inspect and review the work performed by Landlord, then Tenant shall be permitted to do so.  In the event Tenant’s architect or representative does not approve of the work performed, then Tenant may dispute a portion of the request for the disbursement, as set forth below.  Tenant agrees that it will pay the undisputed amount of the requisition within 7 days.

Tenant acknowledges that the amount of the Allowance funded by Landlord under this Work Letter has been amortized over the initial Term of this Lease (with interest at 10% and included in the Basic Rent set forth above).  If Tenant utilizes less than the entirety of the Allowance, the Basic Rent for the initial Term shall be decreased by an amount determined by amortizing the difference between the available Allowance amount of $30.00 per rentable square foot and the amount of the Allowance expended by Landlord over the initial Term (including interest at the rate of 10% per annum).  Landlord and Tenant shall execute an amendment to evidence such decrease.

If Tenant fails to deliver the requisitioned amount within said 7 day period, and if the Tenant has not given Landlord written notice that it disputes any portion of the request for disbursement, then the Landlord shall give written notice to Tenant of such failure.  If Tenant continues to fail to pay any undisputed portion of the same or give notice that the full requisitioned amount is in dispute within 3 business days after receipt of such notice, Tenant shall be in default of its obligations under this Lease and, without limiting Landlord’s remedies hereunder, Landlord may cease performance of the Tenant Improvement Work, unless all pending requisitions (to the extent not in dispute) are paid.  In the event Tenant disputes any portion of the request for disbursement, the Tenant shall disburse the amount of the request not in dispute.  Landlord and Tenant shall endeavor, in good faith, to resolve any dispute with regard to any request for disbursement and the performance of the work.  To the extent that Landlord and Tenant are unable to resolve the dispute, Landlord and Tenant shall proceed to final binding arbitration.  The arbitration shall proceed in Portland, Maine, according to the construction industry arbitration rules of the American Arbitration Association.  The costs of arbitration shall be borne equally by Landlord and Tenant except that each shall bear their own attorney’s fees.

B.                                     In connection with the construction of the Tenant Improvement Work.  Landlord and Tenant shall each bear the costs and expenses, if any, resulting from Landlord or Tenant Delays, respectively.  All such costs shall be paid by the responsible party within ten (10) Business Days of delivery of an invoice herefore, together with back-up documentation setting forth such Landlord or Tenant Delay, as the case may be, in reasonable detail.  Either party’s failure to deliver such amount within such ten (10) day period shall constitute a default under this Lease.

C.                                     Except as otherwise set forth herein or as otherwise caused directly or indirectly by the negligent acts or omissions of Landlord, Tenant shall be solely responsible for and in no event shall the Landlord be responsible for security of the Premises after completion of the Tenant Improvement Work or be require to pay for the installation of telephone systems and data cabling or purchase of equipment, furniture or other items of personal property of Tenant.

IV.                                 COMPLETION.

A.                                   The occurrence of any one or more of the following shall constitute a “Tenant Delay:”  (i) any delay by anyone performing services on behalf of Tenant, other than the contractor retained by Landlord and its employees, agents and subcontractors in connection with the Tenant Improvement Work, that causes a delay in the construction schedule or in the anticipated date of Substantial Completion; or (ii) Tenant’s changes in the Tenant Improvement Plans after approval by Landlord that causes a delay in the construction schedule or in the anticipated date of Substantial Completion to the extent that the changes are not a result of Landlord Delay.  There shall be no Tenant Delay unless at least two (2) days have elapsed after notice of the Tenant Delay has been given by Landlord.  The occurrence of any one or more of the following shall constitute a “Landlord Delay”:  any delay by the contractor or anyone performing services for Landlord in connection with the Tenant Improvement Work that causes a delay in the construction schedule or in the anticipated date of Substantial Completion, to the extent that the changes are not as a result of a Tenant Delay.  There shall be no Landlord Delay unless at least two (2) days have elapsed after notice of the Landlord Delay has been given by Tenant.

B.                                     Substantial Completion of the Tenant Improvement Work shall be the later to occur of (i) the date when the work set forth on the Tenant Improvement Plans has been substantially completed as evidenced by a signed and sealed certification provided by the architect of record responsible for design of the Tenant Improvement Work and the Premises can be used for Tenant’s intended use, or (ii) if applicable, the date when the building department or other appropriate governmental authority having jurisdiction issues either a Certificate of Occupancy or a Temporary Certificate of Occupancy.  The date of Substantial Completion shall not be delayed in the event minor details of construction, mechanical adjustments or decorations which Tenant, in its reasonable business discretion, believes will not materially interfere with Tenant’s use and enjoyment of the Premises remain to be performed (items normally referred to as “Punch List” items).  Landlord shall promptly complete completion of the Punch List items within thirty (30) days subject to availability of materials.  In the event Landlord is entitled to a penalty from the contractor due to late delivery, Landlord shall promptly enforce its rights to receive the penalty and Landlord shall promptly deliver the penalty to Tenant.  In the event the Tenant Improvement Work is not completed by May 1, 2005 for reasons other than Tenant Delay or events of force majeure that actually cause a delay in construction, then Tenant shall receive, in addition to any penalty payable by the contractor, a day for day abatement of Rent for each day from and after May 1, 2005 until the date Substantial Completion is achieved.  The abatement shall commence to run from the Rent Commencement Date.  Landlord shall be responsible for all repairs and replacements to the Premises caused by items of incomplete, defective or faulty installation or construction of the Tenant Improvement Work occurring within twelve (12) months after Substantial Completion or during any longer period than Landlord has the benefit of builder’s guarantees therefore.  Notwithstanding the foregoing, in the event of the occurrence of one or more instances of Tenant Delay, then the date of Substantial Completion shall be accelerated by the aggregate number of days occasioned by such instances of Tenant Delay.  Tenant’s taking possession of the Premises shall not relieve Landlord of its obligation to fully complete the Tenant Improvement Work in a good and workmanlike manner and in accordance with the Tenant Improvement Plans as the same may have been modified as set forth herein.

V.                                     TENANT ACCESS.

Tenant shall have the right, without obligation to pay Basic Rent, to have access to the Premises prior to the date designated in the Lease for the Rent Commencement Date of the term of the Lease to allow Tenant to do other work required by Tenant to make the Premises ready for Tenant’s use and occupancy (the “Tenant’s Pre-Occupancy Work”).  It shall be a condition to the grant by Landlord and continued effectiveness of such license that prior to entry:

(a)                                  Tenant shall give to Landlord in writing in form and substance reasonably acceptable to Landlord:  (i) a detailed description of and schedule for Tenant’s Pre-Occupancy Work; (ii) the names and addresses of all contractors, subcontractors and material suppliers and all other representatives of Tenant who or which will be entering the Premises on behalf of Tenant to perform Tenant’s Pre-Occupancy Work or will be supplying materials for such work; (iii) copies of all contracts, subcontracts and material purchase orders pertaining to Tenant’s Pre-Occupancy Work; (iv) copies of all plans and specifications pertaining to Tenant’s Pre-Occupancy Work; (v) copies of all licenses and permits required in connection with the performance of Tenant’s Pre-Occupancy Work; (vi) certificates of insurance (in amounts reasonably satisfactory to Landlord and with the parties identified in, or required by, the Lease named as additional insureds, except that worker’s compensation coverage shall name Landlord as certificate holder) and instruments of indemnification against all claims, costs, expenses, damages and liabilities which may arise in connection with Tenant’s Pre-Occupancy Work.

(b)                                 Tenant’s employees, agents, contractors, workmen, mechanics, suppliers and invitees shall work in harmony and not interfere with Landlord or Landlord’s agents in performing Tenant Improvement  Work and any additional work in the Premises, Landlord’s work in other parts of the Building and in common areas of the Building, or the general operation of the Building.  If at any time any such person representing Tenant shall cause or threaten to cause such disharmony or interference, including labor disharmony, and Tenant fails to immediately institute and maintain such corrective actions within seven (7) days as reasonably directed by Landlord, then Landlord may withdraw such license upon twenty-four (24) hours’ prior written notice to Tenant.

12.                                 Any such entry into and occupancy of the Premises for Tenant’s Pre-Occupancy Work by Tenant or any person or entity working for or on behalf of Tenant shall be deemed to be subject to all of the terms, covenants, conditions and provisions of the Lease, specifically including the provisions of Section 12 thereof (regarding Tenant’s improvements and alterations to the Premises), and excluding only the covenant to pay Rent.  Landlord shall not be liable for any injury, loss or damage which may occur to any of Tenant’s Pre-Occupancy Work made in or about the Premises or to property placed therein prior to the commencement of the term of the Lease, the same being as Tenant’s sole risk and liability, unless such damage is caused by the willful acts or negligence of Landlord or Landlord’s agents, employees, contractors, workmen, suppliers, consultants or representatives.  Tenant shall be liable to Landlord for any damage to the Premises or to any portion of the Tenant Improvement Work caused by Tenant or any of Tenant’s employees, agents, contractors, workmen or suppliers, unless such damage is caused by the willful acts or negligence of Landlord or Landlord’s agents, employees, contractors, workmen, suppliers, consultants or representatives.  In the event that the performance of Tenant’s Pre-Occupancy Work causes extra costs to Landlord, Tenant shall reimburse Landlord for such extra cost, provided Landlord submits reasonable back-up documentation to Tenant detailing such costs.

Exhibit C

Tenant’s Hazardous Materials and Wastes

To be provided by Tenant

Exhibit D

Title Matters

1.                                       Rights or claims of persons in possession under leases for premises other than the Premises.

2.                                       Easements or claims of easements not shown by the public records, boundary-line disputes, overlaps, encroachments, title to filled lands (if any) and any matters not of record which would be disclosed by an accurate survey and inspection of the premises.

3.                                       Taxes and assessments which are not yet due and payable, and taxes for subsequent years.

4.                                       Waterline easement granted to Portland Water District in an instrument dated April 29, 1960 and recorded in Book 2535, Page 431.

5.                                       Flowage easement granted to the State of Maine in an instrument dated October 30, 1962 and recorded in Book 2719, Page 331.

6.                                       Slope and drainage easements set forth in deed from SLM Realty, Inc. to Scarborough Industrial Corp. dated June 16, 1970 and recorded in Book 3139, Page 135, and to the Town of Scarborough dated June 15, 1970, recorded in Book 3139, Page 129.

7.                                       Slope easements granted to the Town of Scarborough in an instrument dated June 30, 1970 and recorded in Book 3139, Page 132.  Only slope easement No. 2 affects the premises.

8.                                       Rights and easements granted to New England Telephone and Telegraph and Central Maine Power Company in an instrument dated September 1, 1987 and recorded in Book 8352, Page 317, and dated December 17, 1993, recorded in Book 11214, Page 169.

9.                                       Such state of facts as shown or depicted on unrecorded plan entitled ALTA/ACSM Land Title Survey of the Enterprise Center Lot for WE 10 Southgate, LLC by Daniel R. Laflin, PLS #2188, Sebago Technics, dated October 6, 2003 revised through November 13, 2003, including, but not limited to, apparent encroachment of building located on Parcel No. 1 into slope easement area; apparent encroachment of over head utility line over land of northerly abutter, Reed; and apparent encroachment onto the insured premises Parcel No. 1 by paved and gravel parking area belonging to easterly abutter, Fair Terminal Corp.

10.                                 Mortgages, assignments of leases and rentals and financing statements (to the extent being assumed by Tenant for purposes of Section 40).

11.                                 Easements granted for utilities serving the Property.

12.                                 Other encumbrances approved by Landlord and Tenant.

Exhibit E

Brokerage Commission Schedule from CBRE/The Boulos Company

[Omitted]

Exhibit F

Location of Right of First Offer Space

[Omitted]

Exhibit G

Purchase Price Schedule

Purchase Price Schedule
10 Southgate Road
Project SF: 87,414
NOI
Years 1 & 3 Purchase
Binax (81,158 SF X $7.50 NNN)	$608,685
Miane Molecular (6,256 SF X $6.00 NNN)	$37,536
Yrs 1-3 NOI	$646,221

NOI $646,221/9.5% Cap Value =	$6,802,326

*At the end of year (1) we have assumed
than Binax has absorbed the Furniture
Showplace space (the Right of First Refusal Space per Section 39 of the lease)

Year 7 Purchase
Binax (81,158 SF X $8.25 NNN)	$669,554
Maine Molecular (6,256 SF X $6.75 NNN)	$42,228
Year 7 NOI	$711,782

NOI $711,782/9.5% Cap Value =	$7,492,437

Scenario 1: Based on 64,158 sf		Unamoritzed Tenant Improvements	Total Purchase Price

Year 1 Value	$6,802,326	$1,724,778	$8,527,105
Year 3 Value	$6,802,326	$1,259,847	$8,062,173
Year 7 Value	$7,492,437	$0	$7,492,437

Note: This analysis does not reflect any amortized tenant improvement dollars on the Furniture Showplace space (appox 17,000sf) — the Right of First Refusal Space.